Exhibit 10.3

LICENSE AGREEMENT

THIS LICENSE AGREEMENT dated as of June 12th, 2007 (the “Effective Date”) is entered into between UCB CELLTECH, the UK registered branch of UCB Pharma SA with registered company number FC027218 (branch number BR009137) and whose representative office is at 208 Bath Road, Slough, Berkshire, SL1 3WE (“UCB”)”), having a place of business at The Forum, 86 Milton Park, Abingdon, Oxon, OX14 4RY, United Kingdom, and Pacific Beach Biosciences, Inc., a Delaware corporation (“Pacific Beach”), having a place of business at 8910 University Center Lane, Suite 620, San Diego, California 92121, U.S.A.

WHEREAS, UCB is the legal owner or licensee of certain intellectual property rights in the Technology (as defined below).

WHEREAS, UCB acquired from Oxford Glycosciences (UK) Limited (“OGS”), by virtue of an asset transfer agreement (“the Transfer Agreement”), (i) all rights in the Technology which OGS enjoyed prior to the date of the Transfer Agreement, (ii) all rights in the Licensed Know-How Rights enjoyed by OGS prior to the date of the Transfer Agreement, (ii) all right, title and interest in those of the Licensed Patent Rights which were originally filed in the name of OGS and for which OGS was originally designated as the registered proprietor and (iv) the rights and obligations under the UCB In-Licenses.

WHEREAS, Pacific Beach desires to obtain an exclusive license under UCB’s rights in the Technology in order to commercialize products based on the Technology on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1       “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2       “Agreement” shall mean this license agreement including the Schedule as the same may be amended, varied, altered or otherwise modified in accordance with its terms.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.3        “Commercially Reasonable Efforts” shall mean efforts and resources normally used by a similarly-situated party for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors.

1.4       “Competent Authority(ies)” shall mean, collectively, (a) the governmental entities in each country or supranational organization that is responsible for the regulation of any Product intended for use in the Field or the establishment, maintenance and/or protection of rights related to the Licensed IP Rights (including but not limited to the FDA, the EMEA and the MHLW), or (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of, the foregoing.

1.5        “EMEA” shall mean the European Agency for the Evaluation of Medicinal Products of the European Union, or the successor thereto.

1.6       “FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

1.7       “Field” shall mean all fields of use.

1.8       “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority or equivalent Competent Authority of such country.

1.9       “IND” shall mean an Investigational New Drug application, or similar application to commence human clinical testing of a Product for use in the Field submitted to any Competent Authority.

1.10     “Know-how” shall mean any and all technical or other information which is not in the public domain, including but not limited to ideas, concepts, inventions, discoveries, data, formulae, specifications, drawings, manuals, product and service development, chemical compounds and derivatives, analogues and precursors, biological or other materials, methods and processes of synthesis, procedures for experiments and tests and the results of experimentation and testing, results of research and development including laboratory and clinical results, data and records and the results of any analyses which is secret, substantial and identifiable.

1.11     “Licensed IP Rights” shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How Rights.

1.12     “Licensed Know-How Rights” shall mean all trade secrets and Know-how available to UCB at the Effective Date relating to the Technology which are necessary or useful

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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for Pacific Beach to make, use, develop, sell or seek regulatory approval to market a Product, or to practice any method or process for the manufacture of a Product and which may or may not be claimed in an unpublished patent application (until the same is a published patent application when it shall be deemed to fall within Licensed Patent Rights).

1.13     “Licensed Patent Rights” shall mean in relation to the Technology (a) the patents and patent applications listed on Exhibit A hereto, (b) all U.S. and foreign patents and patent applications that claim or cover the Technology or derive priority from those listed in (a), (c) all divisions, continuations, continuations-in-part, extensions, reissues, substitution, confirmations, registrations, revalidations and additions of or to any of the same that claim priority to, or common priority with, the patent applications listed in clauses (a) - (b) above or the patent applications that resulted in the patents described in clauses (a) - (b) above, and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions , supplementary protection certificates or like form of protection or additions thereto and the right to apply for any of the same anywhere in the world.

1.14     “Minimum Royalty” shall mean, notwithstanding any other provisions set out in this Agreement, the minimum annual amount of cash consideration payable by Pacific Beach to UCB in accordance with the provisions of Section 4, being not less than one hundred thousand United States dollars (US$100,000) free from any taxes of whatever nature, which shall be payable by Pacific Beach in addition.

1.15     “MHLW” shall mean the Ministry of Health, Labour and Welfare of Japan, or the successor thereto.

1.16     “NDA” shall mean a New Drug Application, or similar application for marketing approval of a Product for use in the Field submitted to the FDA or equivalent Competent Authority.

1.17     “Neogenesis” shall mean NeoGenesis, Inc., a Delaware corporation.

1.18     “Neogenesis Agreement” shall mean that agreement between UCB and Neogenesis, dated June 18, 2001, a redacted copy of which was produced and provided to Pacific Beach prior to the Effective Date is appended to this Agreement as Exhibit C, along with a notice from Neogenesis Pharmaceuticals, Inc. dated December 15, 2003 indicating that all collaboration under the Neogenesis Agreement is complete.

1.19     “Net Sales” shall mean Gross Sales less Sales Returns and Allowances, where the term “Gross Sales” shall mean the gross amount received by Pacific Beach or a permitted sub-licensee for sales of Licensed Product to Third Parties and the term “Sales Returns and Allowances” shall mean the sum for the provision for sales of Licensed Product in the Territory for (i) trade, cash and quantity discounts on Licensed Product (other than price discounts already included in the determination of Gross Sales), (ii) credits or allowances given or made for rejection or return of, and for uncollectable amounts on, previously sold Licensed

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Product or for rebates or retroactive price reductions, (iii) taxes, duties or other governmental charges levied on Licensed Product, as adjusted for rebates and refunds (excluding income and franchise taxes), (iv) charges for freight and insurance directly related to the distribution of Licensed Product, to the extent included in Gross Sales, and (v) credits for allowances given or made for wastage replacement of Licensed Product.

1.20     “Non-Royalty Sublicensing Revenue” shall mean, with respect to any Product, the aggregate cash consideration (including sublicense issue fees, maintenance fees and milestone fees received by Pacific Beach, except for those based on sales of such Product) received by Pacific Beach, directly in consideration for the sublicense under the Licensed IP Rights by Pacific Beach or its Affiliates to a Third Party sublicensee with respect to such Product; provided, however, that Non-Royalty Sublicense Revenue shall exclude (a) royalties, milestone fees and other amounts received by Pacific Beach based on sales of such Product by such sublicensee, (b) amounts received by Pacific Beach based on the achievement of the events described in Section 4.3, and (c) amounts received (i) to fund or reimburse Pacific Beach’s or its Affiliates’ research, development or similar services, or establishment or maintenance of a direct sales force, for such Product, (ii) in reimbursement of patent or other out-of-pocket expenses relating to such Product, or (iii) in consideration for the sale, issuance or exchange of any debt or equity securities of Pacific Beach or its Affiliates.

1.21     “UCB In-Licenses” shall mean all agreements (as modified, amended or restated as of the Effective Date), pursuant to which OGS formally derived and/or now UCB derives any right, title or interest in or to the Licensed IP Rights, including, for the avoidance of doubt, the Neogenesis Agreement. A full and accurate list of all UCB In-Licenses is set forth in Exhibit B of this Agreement.

1.22     “Party” shall mean each of UCB and Pacific Beach and the term “Parties” shall be construed accordingly.

1.23     “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.24     “Phase II Clinical Trial” shall mean a human clinical trial in any country that is sponsored by Pacific Beach and that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent in the relevant country within the Territory.

1.25     “Phase III Clinical Trial” shall mean a pivotal human clinical trial in any country that is sponsored by Pacific Beach and the results of which could be used to establish safety and efficacy of a Product as a basis for an NDA or would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent in the relevant country within the Territory.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.26     “Product(s)” shall mean any product for use in the Field that if made, used, sold, offered for sale or imported in the absence of the license granted hereunder would infringe a Valid Claim, or that otherwise uses or incorporates the Licensed Know-How Rights.

1.27     “Registration(s)” shall mean any and all permits, licenses, authorizations, registrations or regulatory approvals (including NDAs) required and/or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any Product.

1.28     “Royalty Sublicensing Revenue” shall mean, with respect to any Product, the aggregate royalty cash consideration received by Pacific Beach directly in consideration for the sublicense under the Licensed Patent Rights by Pacific Beach to a Third Party sublicensee with respect to such Product, that is based on sales of such Product by or on behalf of such sublicensee, provided always that the Royalty Sublicensing Revenue shall be no less than the royalties described in Section 4.2.1(b) of this Agreement.

1.29     “Royalty Term” shall mean, with respect to each Product sold in each country throughout the Territory, the term for which a Valid Claim remains in effect and would be infringed but for the license granted by UCB to Pacific Beach pursuant to this Agreement by the use, offer for sale, sale or import of such Product in such country.

1.30     “Schedule” shall mean the schedule to this Agreement.

1.31     “Technology” shall mean all methods, compositions, uses, technology, data and information relating to fungal diseases, states or conditions or the diagnosis, prevention or treatment thereof, or any modifications and derivatives thereof, or the receptor(s) to which any such compositions bind in the possession of UCB at the Effective Date.

1.32     “Territory” shall mean any country in the world.

1.33     “Third Party” shall mean any Person other than a Party or its respective Affiliates.

1.34     “Valid Claim” shall mean either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Licensed Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

1.35     Interpretation

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.35.1  References to a Section or a Schedule are to a section or schedule to this Agreement;

1.35.2  The Schedule shall for all purposes form part of this Agreement and the expression “this Agreement” shall include the Schedule;

1.35.3  References to any of the masculine, feminine and neuter genders shall include the other genders and references to the singular number shall include the plural and vice versa;

1.35.4  Section headings are inserted for convenience only and shall not affect the construction of this Agreement;

1.36     In this Agreement general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

2.	REPRESENTATIONS AND WARRANTIES

2.1       Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

2.1.1    Such Party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated;

2.1.2    Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes, subject to Section 13.7, a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

2.1.3    All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4    Neither Party is aware at the Effective Date nor has either Party received any notice that the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) shall conflict with or violate any requirement of applicable laws or regulations, and (b) shall conflict with, or constitute a default under, any contractual obligation of it.

2.2       UCB Representations and Warranties. UCB hereby represents and warrants to Pacific Beach as follows as at the Effective Date:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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2.2.1    To the best of its knowledge, UCB (a), having made no due inquiry, is the sole owner or exclusive licensee of the Licensed IP Rights, (b), except as UCB has expressly informed Pacific Beach prior to the date of this Agreement, has not granted to any Third Party any license or other interest in the Licensed IP Rights, (c), having made no due inquiry, is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Licensed IP Rights, or (ii) by making, using or selling Products, and (d), having made no due inquiry, is not aware of any infringement or misappropriation by a Third Party of the Licensed IP Rights.

2.2.2    To the best of its knowledge, UCB has provided Pacific Beach with complete and correct copies of all UCB In-Licenses, and there have been no modifications, amendments or restatements other than as provided to Pacific Beach prior to the Effective Date. Those provisions of the UCB In-Licenses, including without limitation the Neogenesis Agreement which are stated to survive termination of the same, are in full force and effect in accordance with their terms. As at the Effective Date, there exist no breaches, defaults or events which would (with giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify any UCB In-License. UCB has not transferred or granted, and UCB shall not transfer or grant, to any Third Party any license or other interest in the UCB In-Licenses. Pacific Beach acknowledges, agrees and accepts that the UCB In-Licenses have been provided to it “as is” and no representation or warranty, either expressly or by implication, is given by UCB to Pacific Beach save as set out in this Section 2 and all other representations and warranties are hereby excluded to the maximum extent permissible by law.

2.2.3    Except as otherwise set forth herein, UCB makes no warranty or representation, whether expressly or by implication, that (a) the use of the Licensed IP Rights by Pacific Beach its Affiliates or its permitted sub-licensees will not infringe the intellectual property rights of any Third Party; or (b) the License IP Rights will give rise to any commercially viable Product; or (c) any patent or patent application based upon the Licensed Patent Rights will issue or proceed to grant or that any patent or patent application included in the Licensed Patent Right which issues will be valid or enforceable; or (d) that the Licensed IP Rights will be of merchantable quality or fit for a particular purpose and all other representations and warranties are hereby excluded to the maximum extent permissible by law.

2.2.4	To the best of UCB’s knowledge:

(a)       by virtue of the Transfer Agreement, UCB acquired from OGS (i) all rights in the Technology which OGS enjoyed prior to the date of the Transfer Agreement, (ii) all rights in the Licensed Know-How Rights which OGS enjoyed prior to the date of the Transfer Agreement, (iii) all right, title and interest in those of the Licensed Patent Rights Listed in Exhibit A which were originally filed in the name of OGS and for which OGS was originally designated as the registered proprietor, and (iv) the rights and obligations under the UCB In-Licenses; and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(b)       as at the Effective Date, the Transfer Agreement has not been modified or rescinded and remains in full force and effect.

2.3	Pacific Beach Indemnity

2.3.1    Pacific Beach warrants and represents to UCB that it has undertaken all commercially reasonable legal and other due diligence in relation to the Licensed IP Rights and the UCB In-Licenses.

2.3.2    Save in relation to death or personal injury arising directly from the gross negligence and willful misconduct of UCB, the breach of this Agreement by UCB and the obligation of UCB to make payment to Third Parties pursuant to the provisions of the UCB In-Licenses and in addition to the indemnity given by Pacific Beach in favor of UCB pursuant to Section 11.1, Pacific Beach shall, and shall ensure that each of its Affiliates and permitted sublicensees shall, indemnify and hold harmless and shall keep indemnified and held harmless UCB from and against any and all threatened or actual claims, costs, actions, demands, damages, awards and other such liabilities (including reasonable attorney’s fees and expenses) howsoever arising from and/or in connection with this Agreement.

2.3.3    Pacific Beach acknowledges, agrees and accepts that, notwithstanding any provision set out in this Agreement and subject to the exclusion of the liability of Pacific Beach set out in Section 2.3.2, the total and maximum liability for breach by UCB of any provision, warranty or representation set out in this Agreement or any claim of whatever nature Pacific Beach may have against UCB arising from or in connection with this Agreement shall be limited to and shall not in any event exceed a maximum amount equal to the amounts paid by Pacific Beach under this Agreement.

2.4       Limitation on Liability. Neither Party will be shall be liable to the other Party for any incidental, indirect, consequential, unforeseeable losses or damages nor for any special damages whatsoever or howsoever arising in connection with (i) any default or breach of the relevant Party’s obligations under this Agreement or (ii) the breach of any representation or warranty given by the relevant Party to the other Party pursuant to this Agreement.

3.	LICENSE GRANT

3.1       Licensed IP Rights. Subject to the provisions of this Agreement, UCB hereby grants to Pacific Beach an exclusive, royalty-bearing, worldwide license (with the right to grant sublicenses through multiple tiers) under the Licensed IP Rights in order for Pacific Beach to conduct research and to develop, make, have made, use, market, distribute, offer for sale, sell, export, import or otherwise commercialize Products for use in the Field. Pacific Beach shall provide to UCB a copy of any sublicense agreement it enters into within sixty (60) days of execution of the same.

3.2       UCB In-Licenses. UCB shall timely pay in full all amounts required to be paid by UCB, and timely perform in full all obligations required to be performed by UCB, under

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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all UCB In-Licenses (including without limitation the Neogenesis Agreement). UCB promptly shall provide Pacific Beach with copies of all notices and other deliveries received under the UCB In-Licenses (including without limitation the Neogenesis Agreement). Without the prior express written consent of Pacific Beach, UCB shall not (and shall take no action or make no omission to) modify or waive any provision of any UCB In-License that could impair the value of the licenses to Pacific Beach herein, or to terminate or have terminated any UCB In-License. If any UCB In-License is terminated for any reason, UCB shall use commercially reasonable efforts to effect the granting of a direct license by the licensor of such terminated UCB In-License to Pacific Beach under the Licensed IP Rights containing terms and conditions no less favorable to Pacific Beach than the payment terms of such UCB In-Licenses.

3.2.1    Neogenesis Agreement. Notwithstanding anything to the contrary in this Section 3.2, Pacific Beach shall pay to UCB [*] percent ([*]%) of the amounts that shall be owing (if any) by UCB to Neogenesis under Section 4.4A of the Neogenesis Agreement as a result of the grant of a sublicense to Pacific Beach under the Licensed IP Rights (“Neogenesis Payments”). UCB shall timely pay to Neogenesis in full any and all Neogenesis Payments. To the best of its knowledge as of the Effective Date, and having received no notice to the contrary, UCB represents that Neogenesis did not perform lead optimization activities with regard to any compounds such that, pursuant to Section 4.4A of the Neogenesis Agreement, the amounts owing (if any) by UCB to Neogenesis under Section 4.4A will not exceed [*] percent ([*]%) of any sublicensing fees, milestone payments or other consideration (excluding royalties) received by UCB during the term of any sublicense granted under the Neogenesis Agreement.

3.3       Availability of the Licensed IP Rights. Subject always to any obligations of confidentiality to be observed by UCB to any Third Party, UCB shall where possible and practicable provide Pacific Beach with a copy of all information available to UCB at the Effective Date relating to the Licensed IP Rights or the Technology, including without limitation (if any): (a) regulatory submissions, (b) communications with the Competent Authorities (including the minutes of any meetings), (c) trial master files, including case report forms, (d) listings and tables of results from the clinical trials, (e) treatment-related serious adverse event reports from the clinical trials, (f) storage of and access permission to any retained samples of materials used in clinical trials, and (g) access to CROs involved in the clinical trials.

3.4       Technical Assistance. For a period of one (1) year following the Effective Date, UCB shall provide technical assistance to Pacific Beach at the request of Pacific Beach regarding the Licensed IP Rights or Technology, including the provision to Pacific Beach of all or part of UCB’s inventory of GMP and non-GMP compositions (if any), comprising the Technology, as the Parties mutually agree, provided always that Pacific Beach acknowledges, agrees and accepts that the technical assistance to be provided shall not during the first year following the Effective Date exceed 12 man days (being equivalent to 1 man day per month) chargeable at a rate of [*] United States dollars (UD$[*]) per man day (namely eight (8) working hours) pro rata. In addition to the daily rate, Pacific Beach shall pay to UCB its documented reasonable out-of-pocket costs and expenses of providing such technical assistance.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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3.5       Registrations. UCB acknowledges and agrees that Pacific Beach shall own all Registrations for Products for use in the Field. UCB hereby grants to Pacific Beach a free-of-charge right to reference and use and have full access to all other Registrations (if any) and all other regulatory documents that relate to the Licensed IP Rights or Technology available to UCB at the Effective Date (if any), including INDs, BLAs, NDAs and DMFs (whether as an independent document or as part of any NDA, and all relevant Know-how), and any supplements, amendments or updates to the foregoing (for the purposes of this Section, the “Right of Reference”) provided always that Pacific Beach undertakes to UCB to use its Commercially Reasonable Efforts to ensure that such Registrations obtained by it in order to fully commercialize Products. Pacific Beach shall have the right to sublicense the Right of Reference to its sublicensees and Affiliates provided that, prior to the grant of any such sub-license, Pacific Beach shall obtain from all sub-licensees all undertakings necessary for the proper protection of all Confidential Information (as hereinafter defined). Each Party shall promptly notify the other Party of any written or oral notices received from, or inspections by any Competent Authority relating to any such Registrations, and shall promptly inform the other Party of any responses to such written notices or inspections and the resolution of any issue raised by such Competent Authority. During the time that UCB is the holder of a Registration (if at all), Pacific Beach shall be entitled, subject to any obligations of confidentiality which may be sought from Pacific Beach by UCB, to attend any and all meetings and participate in telephone calls with the Competent Authorities, including without limitation any meeting preparation, meeting co-ordination and preparation of minutes.

4.	FINANCIAL CONSIDERATIONS
4.1	License and Maintenance Fees.

4.1.1    Within ninety (90) days following the Effective Date, Pacific Beach shall pay to UCB a one-time license fee equal to One Hundred Thousand United States dollars ($100,000).

4.1.2    Within [*] ([*]) days following each anniversary of the Effective Date, Pacific Beach shall pay to UCB an annual license maintenance fee equal to the Minimum Royalty.

4.2	Royalties.

4.2.1    Royalty Rate. During the applicable Royalty Term for a Product, subject to the terms and conditions of this Agreement, Pacific Beach shall pay to UCB the following royalties with respect to each such Product:

(a)       The following percentage of Net Sales of such Product by Pacific Beach and its Affiliates in any calendar year:

[*]

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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[*]

(b)       [*] percent ([*]%) of Royalty Sublicensing Revenue from each sublicensee for such Product; provided, however, that with respect to sales by such sublicensee and its Affiliates during any calendar year, the aggregate amount payable by Pacific Beach to UCB under this Section 4.2.1(b) shall not be less than the following percentage of Net Sales of such Product by such sublicensee and its Affiliates in such calendar year:

[*]

[*]

[*]

(c)       [*] percent ([*]%) of Non-Royalty Sublicensing Revenue from each sublicensee for such Product.

4.2.2     Third Party Royalties. If Pacific Beach, its Affiliates or sublicensees is required to pay royalties to any Third Party in order to make, have made, use, offer for sale, sell or import any Product, then Pacific Beach shall have the right to credit [*] percent ([*]%) of such Third Party royalty payments against the royalties owing to UCB under Section 4.2.1 above with respect to sales of such Product in such country; provided, however, that Pacific Beach shall not reduce the amount of the royalties paid to UCB under Section 4.2.1 above by reason of this Section 4.2.2, with respect to sales of such Product in such country, to less than [*] percent ([*]%) of the royalty set forth therein before giving effect to application of this Section 4.2.2 with respect to sales of such Product in such country.

4.2.3    Combination Products. If a Product consists of components that are covered by a Valid Claim and components that are not covered by a Valid Claim, then for purposes of the royalty payments under Section 4.1 for Net Sales of such Products, such Net Sales, prior to the royalty calculation set forth in Section 4.1, first shall be multiplied by the fraction A/(A+B), where A is the value of the component covered by the Valid Claim as reasonably determined by Pacific Beach, and B is the value of the component that is not covered by the Valid Claim as reasonably determined by Pacific Beach, and such resulting amount shall be the “Net Sales” for purposes of the royalty calculation in Section 4.1 for such Product.

4.3       Milestones. Pacific Beach shall pay to UCB the following milestone payments within [*] ([*]) days following the achievement of the applicable milestone for each Product:

$[*]	[*]
$[*]	[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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$[*]	[*]
$[*]	[*]
$[*]	[*]
$[*]	[*]
$[*]	[*]
$[*]	[*]
$[*]	[*]

5.	ROYALTY REPORTS AND ACCOUNTING

5.1       Royalty Reports. Within [*] ([*]) days after the end of each calendar quarter during the term of this Agreement following first to occur of the First Commercial Sale of a Product and the receipt by Pacific Beach of Net Sublicensing Revenues, Pacific Beach shall furnish to UCB a quarterly written report showing in detail in accordance with normal industry accounting practice relating to royalty payments and sales (a) the calculation of Net Sales, Non-Royalty Sublicensing Revenue and Royalty Sublicensing Revenue for such quarter; (b) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales, Non-Royalty Sublicensing Revenue and Royalty Sublicensing Revenue; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Products invoiced in United States dollars, all amounts shall be expressed in United States dollars. With respect to (i) Net Sales invoiced in a currency other than United States dollars and (ii) cash consideration paid in a currency other than United States dollars by Pacific Beach’s sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

5.2	Audits.

5.2.1    Pacific Beach undertakes to UCB to keep accurate books and records of account in relation to any and all payments made and payable pursuant to the provisions of this Agreement and upon the written request of UCB and not more than once in each calendar year during the term of this Agreement, Pacific Beach shall permit an independent certified public accounting firm of nationally recognized standing selected by UCB and reasonably acceptable to Pacific Beach (such acceptance not to be unreasonably withheld or delayed), at UCB’s expense (subject always to the provisions of Section 5.2.2), to have access during normal business hours to such of the financial records of Pacific Beach as may be

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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necessary to verify the accuracy of the payment reports hereunder for the three (3) calendar years immediately prior to the date of such request (other than records for which UCB has already conducted an audit under this Section).

5.2.2    If such accounting firm concludes that additional amounts were owed at any time during the audited period, Pacific Beach shall pay such additional amounts within [*] ([*]) days after the date UCB delivers to Pacific Beach such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by UCB unless the audit discloses that the royalties which should have been paid by Pacific Beach for such period are one hundred five percent (105%) or more of the royalties actually paid, then Pacific Beach shall pay the fees and expenses charged by such accounting firm.

5.2.3    UCB shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence, subject always to any applicable laws and regulations relating to the same provided, however, that Pacific Beach shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Pacific Beach regarding such financial information. The accounting firm shall disclose to UCB only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. UCB shall treat all such financial information as Pacific Beach’s Confidential Information.

6.	PAYMENTS

6.1       Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 5.1 above shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

6.2       Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Product is sold, Pacific Beach shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to UCB’s account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.3       Withholding Taxes. Pacific Beach shall be entitled to deduct the amount of any legally applicable withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Pacific Beach, its Affiliates, or sublicensees (if not already withheld), or any taxes legally required to be withheld by Pacific Beach, its Affiliates or sublicensees, to the extent Pacific Beach, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of UCB such taxes, levies or charges. Pacific Beach shall use Commercially Reasonable Efforts to minimize any such taxes, levies or charges required to be withheld on behalf of UCB by Pacific Beach, its Affiliates or sublicensees. Pacific Beach promptly shall deliver to UCB proof of payment of all such taxes,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto and shall provide to UCB all reasonable assistance in relation to UCB obtaining reimbursement for the same where possible.

7.	DILIGENCE

7.1       Efforts. Pacific Beach shall use Commercially Reasonable Efforts to conduct such research, development and preclinical and human clinical trials as Pacific Beach determines are necessary or desirable to obtain regulatory approval to manufacture, market, distribute, sell and otherwise commercialize Products, and shall use Commercially Reasonable Efforts to obtain and maintain regulatory approval to market, and following approval to commence marketing and market each such Product in such countries as Pacific Beach determines are commercially feasible. Records. Pacific Beach shall maintain such records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Products, in order to obtain and maintain all regulatory and other licenses and consents necessary to commercialize Products throughout the Territory (the “Records”). Pacific Beach undertakes to UCB to assign all right, title and interest in and to the Records free of charge to UCB in the event of termination of this Agreement for reason of breach by Pacific Beach.

7.2       Reports. Within [*] ([*]) days following the end of each calendar year during the term of this Agreement, Pacific Beach shall prepare and deliver to UCB a written report which shall describe (a) the research performed to date employing the Licensed IP Rights, (b) the progress of the development, and testing of Products in non-clinical and clinical trials, and (c) the status of obtaining regulatory approvals to market Products.

8.	CONFIDENTIALITY

8.1       Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each Party (“the Recipient Party) to whom Confidential Information is disclosed by the other Party (“the Disclosing Party”) shall maintain in confidence all information of the other Party that is disclosed by the other Party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, Affiliates, employees, permitted Third Parties, to the extent such disclosure is reasonably necessary in connection with performing the Recipient Party’s obligations or exercising its rights under this Agreement provided always that to the extent that any such disclosure is authorized by this Agreement, the Recipient Party undertakes to the Disclosing Party prior to any such disclosure that it shall and shall ensure that each of its Affiliates shall obtain obligations of confidentiality, on terms no less onerous than those set out in this Section 8, from each such Third Party to hold in confidence, not disclose and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each Party shall notify the other promptly upon

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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discovery of any actual or suspected unauthorized use or disclosure of the either Disclosing Party’s Confidential Information.

8.2       Permitted Disclosures. The confidentiality obligations contained in Section 8.1 above shall not apply to the extent that (a) any Recipient Party is required (i) to disclose Confidential Information by law, regulation or order of a governmental agency or by order of a court of competent jurisdiction, or (ii) to disclose Confidential Information to any governmental agency for purposes of obtaining approval to test or market a Product, provided in either case that the Recipient Party shall provide written notice thereof to the Disclosing Party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient Party can demonstrate by written evidence that the disclosed Confidential Information was (i) public knowledge at the time of such disclosure to the Recipient Party, or thereafter became public knowledge, other than as a result of any breach by the Recipient Party of its obligations of confidentiality to the Disclosing Party; (ii)  rightfully known by or in the possession of the Recipient Party prior to the date of disclosure to the Recipient Party by the Disclosing Party; (iii) disclosed to the Recipient Party on an unrestricted basis from a Third Party not under a duty of confidentiality to the Disclosing Party; or (iv) independently developed by the Recipient Party without access to or use of the Confidential Information disclosed by the Disclosing Party. Notwithstanding any other provision of this Agreement, Pacific Beach may disclose Confidential Information of the UCB relating to information developed pursuant to this Agreement to any Person with whom Pacific Beach has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Pacific Beach.

8.3       Terms of this Agreement. Except as otherwise provided in Section 8.2 above, neither Party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, or use the name, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any manner, in each case without the prior written consent of the other Party.

8.4       Each Recipient undertakes to the relevant Disclosing Party to ensure that each of its employees and its Affiliates and Affiliates’ employees shall observe all obligations of confidentiality arising from or in connection to any disclosures made to them pursuant to or in furtherance of the objectives as set out in this Agreement and further each Recipient acknowledges, agrees and accepts that any breach of any such obligation of confidentiality shall be and shall be deemed to be a breach of confidentiality by the Recipient itself.

8.5       The Parties acknowledge, agree and accept that damages may not be an adequate remedy for the Disclosing Party for any breach or suspected breach by a Recipient of any obligation of confidentiality and the Disclosing Party shall in addition to damages be entitled to seek relief in the form of injunctions (prohibitory or mandatory) or specific performance or such other relief as a court of competent jurisdiction may in its discretion grant.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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9.	PATENTS

9.1       Ownership. Pacific Beach acknowledges, agrees and accepts that UCB is the legal and beneficial owner or exclusive licensee of the Licensed IP Rights and further that, in relation to those Licensed IP Rights for which UCB is the legal and beneficial owner rather than the licensee, the entire right, title and interest in and to the Licensed IP Rights vests in and shall during the term of this Agreement remain vested in UCB and nothing in this Agreement shall expressly or by implication grant, transfer or vest in Pacific Beach any ownership interest in the Licensed IP Rights.

9.2       Patent Prosecution and Maintenance. Subject to the restrictions (if any) imposed by the UCB In-Licenses, Pacific Beach shall have the right to control, at its sole cost, the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patent Rights. Pacific Beach shall give UCB an opportunity to review and comment on the text of each patent application subject to this Section 9.2 during the preparation, filing and maintenance stages, and shall supply UCB with a copy of such patent application as filed, together with notice of its filing date and serial number and shall keep UCB informed of all material activities undertaken and decisions made by Pacific Beach in relation to all such patent prosecution and maintenance matters. UCB shall as the legal and beneficial owner of the Licensed Patent Rights cooperate with Pacific Beach, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 9.1. If Pacific Beach, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application in the Licensed Patent Rights, then Pacific Beach shall notify UCB on reasonable notice and in writing thereof and following the date of such notice (a) UCB shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of such patents and patent applications constituting the Licensed Patent Rights, and (b) Pacific Beach shall thereafter have no license under this Agreement to such patents and patent applications.

9.3       Notification of Infringement. Each Party shall notify the other Party of any (i) actual or threatened infringement known to such Party in relation to any Licensed Patent Rights and (ii) misuse or misapplication of the Licensed Know-how and shall provide the other Party with the available evidence, if any, of such infringement, misuse or misapplication.

9.4       Enforcement of Licensed Patent Rights. Pacific Beach, at its sole expense, shall have the right to determine the appropriate course of action to enforce Licensed Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed Patent Rights, to defend any declaratory judgments seeking to invalidate or hold the Licensed Patent Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensed Patent Rights, in each case in Pacific Beach’s own name and, if required by law, in the name of UCB and shall consider, in good faith, the interests of UCB in so doing. If Pacific Beach does not, within one hundred

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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twenty (120) days of receipt of notice from UCB, abate the infringement or file suit to enforce the Licensed Patent Rights against at least one infringing Third Party, UCB shall have the right to take whatever action it deems appropriate to enforce the Licensed Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of UCB’s intent to file such suit, Pacific Beach shall have the right to jointly prosecute such suit and to fund up to one-half (½) the costs of such suit. The Party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the prior written consent of the other Party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights shall be shared, after reimbursement of expenses, in relation to the damages suffered by each Party. If Pacific Beach does not receive sufficient monies from a final judgment or settlement to cover its expenses for such suit, Pacific Beach shall have the right to credit up to [*] percent ([*]%) of such expenses against any royalties or other fees owing by Pacific Beach pursuant to Section 4 above.

9.5       Cooperation. In any suit to enforce and/or defend the License Patent Rights pursuant to this Section 9, the Party not in control of such suit shall, at the request and expense of the controlling Party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

10.	TERMINATION

10.1     Expiration. Subject to Sections 10.2 and 10.3 below, this Agreement shall expire on the expiration of Pacific Beach’s obligation to pay royalties to UCB under Section 4.1 above. The license grant under Section 3.1 shall be effective at all times prior to such expiration and following such expiration of this Agreement (a) Pacific Beach shall have a fully paid-up, non-exclusive license under the Licensed Know-How Rights to conduct research and to develop, make, have made, use, sell, offer for sale and import Products for use in the Field, and (b) Sections 2.3 and 3.5 shall survive.

10.2     Termination by Pacific Beach. Pacific Beach may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to UCB.

10.3     Termination for Cause. Except as otherwise provided in Section 12, UCB shall have the right but shall not be obliged to terminate this Agreement immediately upon or after (i) any material breach and/or (ii) any breach capable of remedy by Pacific Beach if Pacific Beach has not cured such remediable breach within ninety (90) days after notice thereof by UCB requiring its remedy or (iii) any breach of any representation or warranty given by Pacific Beach to UCB.

10.4     Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 2.3, 8, 9, 10, 11 and 13 shall survive the expiration or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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termination of this Agreement. Upon any termination of this Agreement, UCB shall grant a direct license to any sublicense of Pacific Beach hereunder having the same scope as such sublicense and on terms and conditions no less favorable to such sublicensee than the terms and conditions of this Agreement, provided that such sublicensee is not in default of any applicable obligations under this Agreement and agrees in writing to be bound by the terms and conditions of such direct license.

11.	INDEMNIFICATION

11.1     Indemnification. Pacific Beach shall defend, indemnify and hold UCB harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of any breach of this Agreement by Pacific Beach, or the gross negligence or willful misconduct of Pacific Beach in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of UCB or the breach of this Agreement by UCB (taking into account the limitations on liability described in Section 2.4).

11.2     Procedure. UCB promptly shall notify Pacific Beach of any liability or action in respect of which UCB intends to claim such indemnification, and Pacific Beach shall have the right to assume the defense thereof with counsel selected by Pacific Beach. The indemnity agreement in this Section 11 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of Pacific Beach, which consent shall not be withheld unreasonably. The failure to deliver notice to Pacific Beach within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Pacific Beach of any liability to UCB under this Section 11, but the omission so to deliver notice to Pacific Beach will not relieve it of any liability that it may have to UCB otherwise than under this Section 11. UCB under this Section 11, its employees and agents, shall cooperate fully with Pacific Beach and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

11.3     Insurance. In relation to the rights and licenses granted to Pacific Beach by UCB pursuant to Section 3, Pacific Beach shall and shall ensure that any Third Party [including its Affiliates (if any) and its permitted sublicensees] who have the benefit of any (sub)license granted to them by Pacific Beach shall maintain product liability insurance with respect to the research, development, manufacture, marketing, distribution, import, export and sales of Products by Pacific Beach in such amount as is usual and customarily for a pharmaceutical company or other company selling pharmaceutical products to maintain in relation to products similar to the Products.

12.	FORCE MAJEURE

Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

13.	MISCELLANEOUS

13.1     Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other Party shall be in writing, delivered by any lawful means to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee. For the avoidance of doubt, service of any notice by e-mail shall not be deemed to be valid service of such notice.

If to UCB:	UCB Celltech

208 Bath Road

Slough, SL1 3WE

United Kingdom

Attention: Vice President of Legal Affairs

If to

Pacific Beach:	Pacific Beach Biosciences, Inc.

4510 Executive Drive, Suite 330

San Diego, California 92121 U.S.A.

Attention: Frank Taffy

13.2     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

13.3     Arbitration. Any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than (a) disputes, controversies or claims regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing, and (b) bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any such arbitration shall be conducted under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, in the English language, by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in London, England if initiated by Pacific Beach, and in San Diego, California, U.S.A., if initiated by UCB. The

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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method and manner of discovery in any such arbitration proceeding shall be governed by California Code of Civil Procedure § 1282 et seq. (including without limitation California Code of Civil Procedure § 1283.05). The arbitrators shall have the authority to grant specific performance and to allocate between the Parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

13.4     Assignment. Pacific Beach shall not assign its rights or obligations under this Agreement without the prior written consent of UCB; provided, however, that Pacific Beach may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

13.5     Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

13.6     Entire Agreement. This Agreement embodies the entire agreement between the Parties and supersedes any prior representations, understandings and agreements whether orally or in writing between the Parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the Parties regarding the subject matter hereof that are not fully expressed herein.

13.7     Severability. Any of the provisions of this Agreement which are determined to be invalid, illegal or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without rendering invalid, illegal or unenforceable the remaining provisions hereof and without affecting the validity, legality or enforceability of any of the terms of this Agreement in any other jurisdiction.

13.8     Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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13.9     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

UCB CELLTECH

By:	/s/ Mark Haroy
Name:	Mark Haroy
Title:	V.P. Corporate Services

UCB CELLTECH

By:	/s/ S.C. Jones
Name:	S.C. Jones
Title:

PACIFIC BEACH

By:	/s/ Matt Wikler, M.D.
Name:	Matt Wikler, M.D.
Title:	President and CEO

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

LICENSED PATENT RIGHTS

Thiazolidine Derivatives and Their Use as Antifungal Agent		EP1313731	Pending
	30-Aug-00	US6740670	Granted
		JP2002-S26865	Pending
Benzylidene Thiazolidinediones and Their Use as Antimycotic Agents		EP1313471	Granted in CH, DE, ES, FR, GB & FI
	31-Aug-00	US7105554	Granted
		JP2002-522888	Pending
SEC14 Phosphotidylinositol/ phosphotidylcholine (PIPC) transporter	09-Dec-02	EP1573321	Pending
		US2006-0211081	Pending
CCA1; CCA2: transfer RNA	09-Dec-02	EP1573319	Pending
		US 2006-0240493	Pending
BPL1: Biotin protein ligase 1	09-Dec-02	EP1573320	Pending
		US2006-0127910	Pending
MSS4: 1-phosphotidylinositol-4-phosphate kinase	09-Dec-02	EP1573049	Pending
		US2006-0140926	Pending

TRL1: tRNA ligase	09-Dec-02	EP1573318	Pending
		US2006-0094070	Allowed
CGT1 guanylyltransferase	09-Dec-02	EP1573050	Pending
		US2006-0172368	Pending

•	Patent application filed in July of 2006 entitled, “Substituted Aniline Derivatives,” and designated internally as GB0031-GB01; and
•	Patent application filed in July of 2006 entitled, “Substituted Aniline Derivatives,” and designated internally as GB0032-GB01.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT B

UCB IN-LICENSES

•	Neogenesis Agreement (as hereinbefore defined and provided as Exhibit C)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT C

NEOGENESIS AGREEMENT

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Execution Copy

AGREEMENT

This Agreement (Agreement) is entered into as of June 18, 2001 (Effective Date) between NeoGenesis, inc., a Delaware corporation (NeoGenesis) and Oxford GlycoSciences (UK) Limited (OGS), a company incorporated under the laws of England and Wales, and sets forth the terms and conditions that will apply to the provision by NeoGenesis to OGS of certain screening and analysis services.

Background

OGS is interested in identifying potential pharmaceutical products for treatment of certain human diseases and wishes to identify compounds that exhibit a high degree of chemical binding and functional activity to specific protein targets. NeoGenesis has certain technology and know-how, including screening processes of libraries of mass-encoded small molecule compounds, relating to the identification, discovery, validation and optimization of novel compounds which may be useful for development of novel therapeutics employing targets implicated in a disease process. The parties wish to pursue a collaborative screening process to identify compounds exhibiting a high degree of chemical binding activity to targets designated by OGS from among the NeoGenesis libraries of mass-encoded small molecule compounds and which have activity in bioassays or functional assays. The terms and conditions set forth below shall govern the performance of such collaborative effort.

1. DEFINITIONS.

1.1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below.

Affiliate means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition, control means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

ALIS means the Automated Ligand Identification System, an automated, ultra-high throughput ligand selection system proprietary to NeoGenesis that is used to identify multiple classes of chemical ligands against target protein.

Applicable Laws means all laws, statutes, regulations and ordinances of any Regulatory Authority, including without limitation the FD&C Act with regard to the FDA.

Category “A” Public Domain Target means a Public Domain Target that OGS has identified and linked to a disease through use of its proteomic research activities, including without limitation its proprietary 2d gel electrophoresis technology at the time OGS discloses such Public Domain Target.

Category “B” Public Domain Target means a Public Domain Target that OGS has identified other than through use of its proteomic research activities at the time OGS discloses such Public Domain Target.

Chemotype means a family or group of related Preliminary Compounds (as defined in Attachment A).

CIP means “Carriage and Insurance Paid”, as that expression is defined in Incoterms 2000, ICC Publishing S.A.

Commercially Reasonable Efforts means, with respect to (i) any objective by any party, reasonable, diligent, good faith efforts to accomplish such objective as such party would normally use to accomplish a similar objective under similar circumstances; and (ii) with respect to any objective relating to the development or Commercialization of any Licensed Product by any party efforts and resources normally used by such party with respect to a product owned by such party or to which such party has similar rights which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy,

Execution Copy

product profile, the cost to develop, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved and the likelihood of regulatory approval, profitability of the product and all other relevant commercial factors.

Commercialization means any and all activities of using, importing, exporting, keeping (whether for disposal or otherwise), marketing, promoting, distributing, offering for sale and selling a Licensed Product. When used as a verb, Commercialize means to engage in Commercialization.

Confidential Information means any proprietary or confidential information of either party (including but not limited to any and all OGS Proprietary Targets, any and all OGS Know-How and any and all NeoGenesis Know-How) disclosed to the other party pursuant to this Agreement in written or other tangible medium and marked as confidential, or if disclosed orally or displayed, confirmed in writing within thirty (30) days of disclosure, except any portion thereof which: (i) is known to the receiving party, as evidenced by the receiving party’s written records, before receipt thereof under this Agreement; (ii) is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (iii) is or becomes generally known in the trade through no fault of the receiving party; or (iv) is independently developed by the receiving party, as evidenced by the receiving party’s written records, without access to such information.

Control or Controlled means with respect to any (a) item of information, including, without limitation, OGS Know-How and NeoGenesis Know-How, or (b) intellectual property right, the possession of the right (whether directly or indirectly and whether by ownership, license or otherwise, other than pursuant to this Agreement) by a party or an Affiliate thereof to grant to the other party access or a license as provided herein under such item or right without violating the terms of any agreement or other arrangements, between such party or its Affiliate and any third party, existing before or after the Effective Date.

Excluded Target means a protein target which NeoGenesis has committed to a Person (other than OGS) prior to such protein target being submitted by OGS to NeoGenesis pursuant to this Agreement. The designation of a target as an Excluded Target shall be made using the procedure described in Section 2.1(c).

FDA means the United States Food and Drug Administration, or any successor thereto.

FD&C Act means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended.

Field means the diagnosis or treatment of any disease in humans.

First Commercial Sale means, with regard to a Licensed Product, any transfer for value in an arms-length transaction to an independent third party distributor, agent or end user in a country within the Territory after obtaining all necessary Regulatory Approvals as may be necessary for such transfer in such country.

Force Majeure means any event beyond the reasonable control of the parties, including, without limitation, power failure, fire, flood, riots or strikes (with the exception of riots or strikes involving a party’s own workforce), epidemics, war (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), embargoes and governmental actions or decrees.

FTE means the equivalent of a full time (12) months (including normal vacations, sick days and holidays) work of a person, carried out by one or more employees or agents of NeoGenesis, who devotes a portion of his or her time to performing activities in connection with the conduct of the Program, such amount per FTE not to exceed XXXXX.

IND means an investigational new drug application, as defined in the FD&C Act and applicable regulations thereunder, or any equivalent document, filed with the FDA and necessary for beginning clinical trials of any Licensed Product in humans or any application or other documentation filed with any Regulatory Authority of a country other than the United States prior to beginning clinical trials of any Licensed Product in humans in that country.

Execution Copy

Licensed Product(s) means any product: (a) which includes a Designated Compound or any derivatives, improvements and components thereof; and (b) the development, manufacture, use, or sale of which, absent the license granted under this Agreement, would infringe the NeoGenesis Know-How or NeoGenesis Patent Rights or which makes use of any Program Intellectual Property that is jointly owned by the parties.

Major Country mean the United States, the United Kingdom, France, Germany, Italy or Japan, as the case may be.

Manufacturing means any and all activities involved in the production of a Licensed Product to be developed and/or Commercialized under this Agreement. When used as a verb, Manufacture means to engage in Manufacturing.

NDA means a new drug application as defined in the FD&C Act and applicable regulations thereunder, and the non-U.S. equivalent thereof.

NeoGenesis Know-How means all proprietary technical information, data and know-how, including but not limited to all Program Intellectual Property described in clause (a) of the definition of Program Intellectual Property, relating to: (a) the NeoMorph Screening Library, (b) the NeoMorph Focused Libraries, (c) ALIS and QSCD, (d) the Preliminary Compounds, (e) the Primary Active Compounds, (f) the Selected Compounds, together with, where applicable, any analogs, derivatives, fragments, sub-cellular constituents or expression products thereof and (g) any other tangible materials provided by NeoGenesis to OGS for use in the conduct of the Program, which (i) is Controlled by NeoGenesis, (ii) primarily relates to a Designated Compound or Licensed Products, whether or not patentable, and (iii) is listed in Attachment D, as Attachment D is amended from time to time in accordance with Section 2.6 or Section 3.3. The term NeoGenesis Know-How, however, does not include (1) any OGS Know-How, (2) any know-how, processes, information and data which is, as of the Effective Date or later becomes, generally available to the public or (3) any general manufacturing or other know-how not specific to the Designated Compound or Licensed Products.

NeoGenesis Patent Rights means (a) those patents and patent applications listed in Attachment D, as Attachment D is amended from time to time in accordance with Section 2.6(b) or Section 3.3, which are Controlled by NeoGenesis and are existing as of the Effective Date or filed or issued during the term of this Agreement; and (b) any and all substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and foreign or international equivalents or counterparts thereof.

NeoMorph Chemistry means the process, proprietary to NeoGenesis, of forming libraries and sub-libraries of discrete compounds by coupling a broad set of diverse cores with diverse sets of building blocks employing proprietary mass-coding algorithms.

NeoMorph Focused Libraries means those compounds synthesized by NeoGenesis derived from Active Compounds identified by OGS in bioassays or functional assays.

NeoMorph Screening Library means the entire collection of libraries consisting of mass-encoded small molecule organic compounds owned by NeoGenesis and developed with NeoMorph Chemistry, comprising at least 10,000,000 different compounds.

Net Sales means the aggregate amounts invoiced for sales or transfers for value of Licensed Products by OGS, its Affiliates or any of its sublicensee to an independent third party distributor, agent or end user in the Territory (other than sales of Licensed Products at cost by OGS, its Affiliates or sublicensees to a third party for use in a clinical study prior to Regulatory Approval of such Licensed Product) less deductions selected as appropriate from: (a) credits, refunds, allowances and price adjustments separately and actually credited to customers for defective, spoiled, damaged, outdated, and returned Licensed Products, (b) offered and taken trade, quantity and cash discounts and rebates to customers in amounts customary to the trade and as required to do business in the country in which they are made and reasonable and customary commissions on sales of Licensed Product actually allowed to independent third party “buyer side” intermediaries, (c) sales, excise, value added, turnover, use, and

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other like taxes, and customs duties, paid, absorbed or allowed excluding net income tax, including, without limitation, payments required by law to be made to governmental authorities, pursuant to any product liability or personal injury compensation schemes in each case to the extent that the same are not capable of being recovered or reimbursed; (d) reasonable standard costs for filling and packaging of Licensed Product to include the standard costs for syringes or other administration devices to the extent used, (e) any bad debts which are in fact unrecoverable, and (f) outbound packing, transportation, insurance and handling charges separately billed to the customer or prepaid. Net Sales shall not include revenue received by OGS (or any of its Affiliates) from transactions with an Affiliate, where the Licensed Product in question will be resold to an independent third-party distributor, agent or end user by the Affiliate where such revenue received by the Affiliate from such resale is included in Net Sales in accordance with Section 4.3. Revenue received by OGS (or any of its Affiliates) from transactions with an Affiliate, where the Licensed Product in question is used by the Affiliate solely for such Affiliate’s internal purposes shall also be included in Net Sales at a price equal to the fair market value of such transfer(s).

OGS Know-How means all proprietary technical and clinical information, data and know-how, including but not limited to all Program Intellectual Property described in clause (c) of the definition of Program Intellectual Property, relating to: (a) the Targets, (b) the Designated Compounds, together with, where applicable, any analogs, derivatives, fragments, sub-cellular constituents or expression products thereof, or (c) the Licensed Products, whether or not patentable, Controlled by OGS or its Affiliates as of the Effective Date or during the term of this Agreement. OGS Know-How includes, without limitation, all processes, formulas, discoveries and inventions whether relating to biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical safety, quality control and clinical data, including, without limitation, clinical study data. OGS Know-How also includes relevant medical information relating to the Licensed Products (such as customer questions, responses thereto and adverse drug event) history in the possession of OGS, its Affiliates or sublicensees. The term OGS Know-How, however, does not include the NeoGenesis Know-How or any know-how, processes, information and data which is, as of the Effective Date or later becomes, generally available to the public.

OGS Patent Rights means (a) those patents and patent applications (other than patent applications and patents included within the NeoGenesis Patent Rights) Controlled by OGS at any time during the term of this Agreement which relate to or otherwise would be infringed by the manufacture, use, importation or sale of any Designated Compound or Licensed Product and (b) any and all substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and foreign or international equivalents or counterparts thereof.

OGS Proprietary Target means a protein target for which (a) a patent has issued to OGS claiming such protein target (including patents that have been assigned to or licensed by OGS) and which has not expired, lapsed, or been held invalid, unpatentable or unenforceable by a final decision, which is unappealed or unappealable, of a court of competent jurisdiction or of an administrative agency having authority over patents; or (b) a patent application has been filed which patent application has not been the subject of a rejection notice from which an appeal cannot be taken or in respect of which the applicable period of appeal has expired (including patent applications that have been assigned to or licensed by OGS).

Person means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

Program means the screening program described in Attachment A as the same may be amended during the term of this Agreement by mutual agreement of the parties acting through the Steering Committee (as defined below). The Program will be directed toward the discovery and development of Primary Active Compounds and Selected Compounds for the Targets, the re-synthesis and confirmation of such Compounds and the supply of purified quantities of such compounds to OGS in accordance with the pre-defined amounts and pre-defined purities set out in Attachment A.

Program Intellectual Property means individually and collectively all discoveries, inventions, know-how, techniques, methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) that are conceived, created, discovered, developed, or reduced to practice or tangible medium of expression (a) solely by one or more employees or

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consultants of NeoGenesis at any time in the course of the Program; (b) jointly by one or more employees or consultants of NeoGenesis and one or more employees or consultants of OGS at any time in the course of the Program; or (c) solely by one or more employees or consultants of OGS at any time in the course of the Program. Program Intellectual Property is listed in Attachment B, which shall be amended from time-to-time to include new Program Intellectual Property, in accordance with Section 3.3.

Public Domain Target means a protein target which has been implicated in a human disease in published scientific literature prior to its submission by OGS to NeoGenesis as a Target. Where the context so requires, references to Public Domain Targets shall include Category “A” Public Domain Targets and/or Category “B” Public Domain Targets, as appropriate.

QSCD means Quantisized Surface Complimentary Diversity, a model proprietary to NeoGenesis, in terms of which discrete chemical compliments to the surfaces of a Target are defined.

R&D Program means on a Designated Compound-by-Designated Compound and country-by-country basis the activities necessary or desirable to be undertaken in connection with the research and development of such Designated Compound prior to obtaining Regulatory Approval for a Licensed Product in such country (regardless of the country in which such activities are conducted).

Regulatory Approvals means, for any country in the Territory, those authorizations by the appropriate Regulatory Authority(ies) required for the manufacture, importation, marketing, promotion, pricing and sale of the Licensed Product(s) in such country.

Regulatory Authority means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory, including, without limitation, the FDA.

Success Criteria means the success criteria defined by the Steering Committee with respect to Selected Compounds that have a certain desired degree of chemical binding activity and activity in Target-based functional assays.

Target means a specific protein target(s) selected by OGS for which NeoGenesis will perform the Program. The Target(s) are identified in Attachment C. For the avoidance of doubt, a Target may be an OGS Proprietary Target or a Public Domain Target, and in either case, such a Target may be validated or unvalidated.

Territory means all the countries of the world.

1.2 Other Defined Terms. The following terms shall have the meanings set forth in the section appearing opposite such term:

Agreement	Recitals
Bankruptcy Code	Section 3.1
Claim Notice	Section 6.6
Compounds	Attachment A
Designated Compound	Section 2.6
Effective Date	Recitals
ICC	Section 9.1
Indemnifying Party	Section 7.4
Final Target Report	Attachment A
Licensed Technology	Section 3.1
Losses	Section 7.2
NeoGenesis	Recitals
NeoGenesis Indemnified Party	Section 7.3
OGS	Recitals
OGS Indemnified Party	Section 7.2

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Phase I Clinical Trials	Section 4.3
Phase II Clinical Trials	Section 4.3
Phase III Clinical Trials	Section 4.3
Potentially Excluded Target	Section 2.1(c)
Preliminary Compound	Attachment A
Primary Active Compounds	Attachment A
Program Commencement Date	Section 2.1(a)
Program Term	Section 8.1
Rejected Rights	Section 3.3(b)
Royalty Term	Section 4.5
Screening Period	Section 2.2
Selected Compound(s)	Attachment A
Steering Committee	Section 2.5

2. SCREENING PROGRAM; R&D PROGRAM; COMMERCIALIZATION

2.1 Disclosure of Target Proteins. (a)  During the Program Term, OGS shall from time to time disclose Targets to NeoGenesis in writing marked for the attention of Satish Jindal. The parties intend that Target disclosure will be made at an average rate of XXXXX Targets per quarter and up to a maximum of XXXXX Targets per year. To the extent that any shortfall arises between the proposed number of Targets to be disclosed and the actual number of Targets disclosed by OGS during any 12-month period of the Program Term, OGS shall have the right but not the obligation to provide Targets to make up such shortfall during the remaining term of this Agreement; provided, that (i) NeoGenesis shall not be required to initiate screening pursuant to Section 2.2 of more than XXXXX Targets in any 6-month period of the Program Term and (ii) OGS shall complete all Target disclosure not later than the beginning of the thirty third (33rd) month following the commencement of the Program by NeoGenesis with respect to the first Target, as noticed to OGS by NeoGenesis in accordance with Section 9.7 (Program Commencement Date). For the avoidance of doubt, it is agreed by the parties that it shall not be a breach of this Agreement should OGS deliver less than XXXXX Targets in any year of this Agreement, but that OGS shall not be permitted to propose Targets after the beginning of the 33rd month following the Program Commencement Date except to the extent that a Target submitted at the beginning of the thirty third (33rd) month following the Program Commencement Date is excluded by NeoGenesis pursuant to the terms of Section 2.1(c); provided further, that OGS provides an alternative Target for such Excluded Target within thirty (30) days following the date NeoGenesis notifies OGS that such Target has been excluded.

(b) OGS will make the initial disclosure of proposed Targets within thirty (30) days of the Effective Date such disclosure to include not less than XXXXX proposed Targets.

(c) Within thirty (30) days of each disclosure of a proposed Target by OGS, NeoGenesis shall notify OGS as to whether such Target is an Excluded Target. If NeoGenesis does not serve such notice with the specified period, such Target shall not be deemed to be an Excluded Target. NeoGenesis may deem a Target as an Excluded Target if such Target: (i) is the subject of an internal NeoGenesis screening program; (ii) is already the subject of a contract between NeoGenesis and a third party; or (iii) has already been disclosed to NeoGenesis by a third party with the intention that such Target become the subject of a contract between NeoGenesis and such third party (a Potentially Excluded Target); provided, that with respect to Potentially Excluded Targets pursuant to Section 2.1(c)(iii), such Targets shall only become Excluded Targets if NeoGenesis and the applicable third party enter into an agreement for such Potentially Excluded Target within six (6) months following the date on which NeoGenesis identifies such Target as a Potentially Excluded Target. NeoGenesis undertakes to promptly notify OGS in writing: (A) if a contract is signed within the six (6) month period; or (B) upon the expiry of the said six (6) month period if a contract has not been signed; with regard to any such Potentially Excluded Target and to the extent that no such contract has been entered into, such Potentially Excluded Target shall automatically be deemed a Target unless OGS otherwise notifies NeoGenesis within ten (10) business days of receipt of said notice.

(d) OGS Targets may be either Public Domain Targets or OGS Proprietary Targets; provided, that the aggregate number of Category “B” Public Domain Targets that NeoGenesis shall be obligated to accept pursuant to this Agreement shall not exceed XXXXX during each 12-month period of the Program Term.

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2.1A Delivery of Target Proteins. OGS shall deliver Targets that have been accepted by NeoGenesis to NeoGenesis within ninety (90) days following acceptance by NeoGenesis in accordance with Section 2.1. OGS shall provide such Targets in the quantities and formats specified in Attachment A. OGS shall also provide NeoGenesis at the time of delivery with a written description of the concentration and volume of the Target in order to assist NeoGenesis in performing the screening activities contemplated by the Program. OGS shall deliver the Targets CIP to NeoGenesis’s Cambridge facility. The Targets will be packed and shipped by OGS in accordance with good commercial practice, and OGS shall bear the risk of loss of each Target until it is delivered to NeoGenesis.

2.2 Screening Program. (a)  NeoGenesis will apply its ALIS method to screen the NeoMorph Library for activity with respect to each Target for purposes of identifying potentially useful chemical compounds for further evaluation and development. Screening will be performed pursuant to the screening protocol for the Program set forth in Attachment A. With respect to each Target delivered by OGS, NeoGenesis shall initiate its screening obligations as more particularly set out in the Program within thirty (30) days following the date of receipt of such Target and complete such screening obligations within ninety (90) days following the date it commences its screening obligations with respect to such Target, unless the parties agree in writing to extend the period for performance and except as otherwise provided in Section 2.1(a)(ii) (such period, the Screening Period).

(b) Notwithstanding any provision of this Agreement to the contrary, it is understood and agreed that while NeoGenesis will attempt to complete the Program within thirty six (36) months following the Effective Date, in the event and to the extent that NeoGenesis has not completed the Program with respect to any Target(s) disclosed by OGS within thirty three (33) months following the Program Commencement Date (or thereafter with respect to Targets that are excluded by NeoGenesis as contemplated by Section 2.1(a)) NeoGenesis will continue to perform the Program during the period following the expiration of thirty six (36) months following the Effective Date until NeoGenesis completes the Program for each Target submitted in accordance with Section 2.1(a) and NeoGenesis shall not bill OGS any additional fees with respect to the work required to complete the Program with respect to such Targets following the expiration of such thirty six (36) month period; provided, OGS has paid all fees required under Section 4.2 and provided further that NeoGenesis may bill OGS for any additional fees due NeoGenesis in respect of “additional” work as contemplated by Attachment A (Items 6-7).

2.3 Grant of Research License. OGS hereby grants NeoGenesis a nonexclusive, nontransferable, royalty-free license to use OGS Know-How and OGS Patent Rights solely for the purposes of conducting the Program and performing NeoGenesis’s obligations to OGS under the Program. NeoGenesis will not use OGS Know-How or OGS Patent Rights for any other purpose, without OGS’s prior written permission. NeoGenesis shall not (a) grant, or attempt to grant, a sub-license to use OGS Know-How or OGS Patent Rights to any Person without the express written consent of OGS, (b) perform any tests on any of the Targets that are outside the scope of the Program, or (c) modify the Targets supplied by OGS, including, without limitation, the making of any derivatives, analogs or components thereof. In the event that NeoGenesis does not consume all quantities of the Targets supplied by OGS in performance of the Program, NeoGenesis will, upon completion of the Program promptly, return to OGS any quantities of such Target(s) and any derivatives, analogs or components thereof or destroy said quantities, at OGS’s option.

2.3A Exclusivity. (a)  NeoGenesis agrees and undertakes that it will not conduct screening services for any third Person in respect of any Targets during the period from the date they are declared by OGS until:

(i) fifteen (15) months following the date OGS designates a Designated Compound for such Target (or the date 120 days following the date NeoGenesis delivers Selected Compounds for such Target WOGS fails to designate a designated Compound within such 120-day period) for OGS Proprietary Targets;

(ii) eighteen (18) months following the date OGS delivers such Target for Category “A” Public Domain Targets; and

(iii) the date OGS designates a Designated Compound for such Target (or the date 120 days following the date NeoGenesis delivers Selected Compounds for such Target if OGS fails to designate a designated Compound within such 120-day period) for Category “B” Public Domain Targets.

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(b) Upon the expiration of the applicable exclusivity period as specified under Section 2.3A(a): (i) NeoGenesis may conduct screening services for any third Person in respect of any Targets; provided, that until the fifth anniversary of the expiration date of the applicable exclusivity period as specified under Section 2.3A(a) such services are performed at the request of such third party and not as a result of any solicitation by NeoGenesis regarding such Target; and (ii) NeoGenesis shall not conduct any screening services for its internal development programs until the third anniversary of the applicable exclusivity period as specified under Section 2.3A(a).

(c) It is understood and acknowledged by NeoGenesis that the restriction imposed by this Section 2.3A operates independently of any OGS Patent Right(s) that OGS may hold in respect of any OGS Proprietary Target.

2.4 Scientific Reports. (a)  NeoGenesis will keep and maintain adequate records containing laboratory data generated in the course of the Program to enable it to furnish complete and accurate information to OGS regarding the Program activities and results, including all Preliminary Compounds, Active Compounds and NeoMorph Focused Libraries identified in the Program and all Program Intellectual Property developed during the Program. All such written records of NeoGenesis shall be open to inspection by OGS during normal business hours upon reasonable prior written notice.

(b) NeoGenesis shall provide OGS with reasonably-detailed written reports describing the results of the research performed pursuant to the Program including all Preliminary Compounds, Active Compounds and NeoMorph Focused Libraries identified in the Program. Such reports shall be delivered to OGS at least monthly during the Program. NeoGenesis will deliver a Final Target Report (as defined in Attachment A) with respect to the Program work performed on each Target including a description of all the Preliminary Compounds, Primary Active Compounds and NeoMorph Sublibraries identified during the Program with respect to such Target.

2.5 Steering Committee. (a)  A Steering Committee (Steering Committee) shall be responsible for the day-to-day management of the Program. The Steering Committee shall consist of four members, two members to be appointed by each of NeoGenesis and OGS. Each party may with notice to the other substitute. any of its members serving on the Steering Committee. The initial OGS members shall be Professor Raj Parekh and Dr David Scopes and the initial NeoGenesis members shall be Satish Jindal and Huw Nash. Each member of the Steering Committee will have one vote and all decisions of the Steering Committee will be by unanimous agreement.

(b) The Steering Committee shall be responsible for the management and conduct of the Program and shall in particular: (i) consider, review and amend the Program from time to time in such manner as may be appropriate; (ii) monitor progress of the Program; (iii) report regularly to the management of both parties upon the progress of the Program; and (iv) be the initial medium for transfer of information between the parties.

(c) The Steering Committee shall hold meetings as mutually agreed by the parties (but in no event less than quarterly during the Research Term) to review the Program. The first meeting of the Steering Committee shall be held within forty-five (45) days of the Effective Date and shall be held in Cambridge, MA. Thereafter, meetings may be held by telephone or video conference if requested by either party in writing to the other, provided that the parties shall meet in person at least two (2) times a year during the Research Term. The party hosting the meeting shall circulate an agenda at least five (5) business days prior to a meeting. Minutes of all meetings setting forth decisions of the Steering Committee relative to the Screening Process shall be prepared by the host party and circulated to both parties within fifteen (15) days after each meeting, but minutes shall not become official until approved by both parties (which approval the parties shall use reasonable efforts to give within thirty (30) days of receipt of such minutes).

(d) The quorum for Steering Committee meetings shall be two, provided that at least one member from each of NeoGenesis and OGS is present. Disagreements among the Steering Committee regarding the Program will be resolved via good-faith discussions; provided, that in the event of a disagreement that cannot be resolved within thirty (30) days after the date on which the disagreement arose, the matter shall be referred to between OGS’s Chief Executive Officer and NeoGenesis’s Chief Executive Officer or their respective designees. Thereafter, if any such disagreement is not resolved within sixty (60) days, then OGS shall have the right to make the final decision.

2.6 Designated Compounds. (a)  Within one hundred twenty (120) days following the delivery of the Selected Compounds for each Target by NeoGenesis in accordance with Section 2.4 and Attachment A (or the delivery of

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the corresponding notice regarding Primary Compound Activity by OGS in accordance with Attachment A), OGS shall notify NeoGenesis whether it will classify any Selected Compounds (or any derivative compound(s) of such Selected Compounds) as the basis for optimisation so as to yield a candidate for drug development based on OGS’s good faith evaluation of the satisfaction of, the Success Criteria by such Selected Compound (or any derivative compound(s) of such Selected Compounds) (each, a Designated Compound). If OGS does not identify any Designated Compound(s) Within such period, the license granted OGS shall terminate and be of no further force or effect with respect to the applicable Target, and no further payment from OGS shall be due with respect to such Target.

(b) Within thirty (30) days of the Effective Date, NeoGenesis shall update Attachment D. Thereafter, within thirty (30) days following receipt of notification from OGS identifying Designated Compounds, NeoGenesis shall amend Attachment D to identify any applicable NeoGenesis Patent Rights not previously identified to OGS. For the avoidance of doubt, to the extent that Attachment D is not updated to include any NeoGenesis Patent Rights that OGS requires to exercise its license under Section 3.1, NeoGenesis agrees that it shall not have any action against OGS in relation thereto and shall automatically amend Attachment D to include such NeoGenesis Patent Rights.

2.7 Regulatory Matters. OGS shall use Commercially Reasonable Efforts to file Regulatory Approval applications in the Major Countries (excluding Japan). Simultaneously with the submission of each such regulatory filing, OGS shall notify NeoGenesis, in writing, that such regulatory filing has been made and upon NeoGenesis’s request, provide NeoGenesis with a copy thereof. OGS shall be solely responsible for reporting all adverse events associated with any Licensed Product to the appropriate Regulatory Authorities in accordance with Applicable Laws.

2.8 Marketing and Sale. OGS, at its sole expense, shall be solely responsible for the Commercialization of Licensed Products in the Territory and shall use its Commercially Reasonable Efforts to Commercialize each Licensed Product in each of the Major Countries (excluding Japan). OGS shall be solely responsible for establishing the price of each Licensed Product sold by or on behalf of it pursuant to this Agreement.

2.9 Third Party Licenses. OGS shall be solely responsible for (a) obtaining any and all licenses from third parties necessary or desirable to perform the R&D Program and/or to Commercialize any Licensed Product and (b) save as otherwise provided in Section 4.4A, any and all consideration payable with respect to such licenses.

2.10 Compliance with Law. OGS shall conduct the R&D Program and its Manufacturing operations in compliance with all Applicable Laws, and in compliance with all applicable provisions of this Agreement (to the extent that such provisions do not contravene such Applicable Laws). OGS shall obtain all necessary Regulatory Approvals, registrations and permits pertaining to activities contemplated by this Agreement as required by all Applicable Laws.

2.11 Periodic Review. OGS and NeoGenesis shall periodically meet, at such times and places as are mutually agreed upon, for OGS to provide NeoGenesis with an update on the status of the progress of OGS’s Commercialization of each Licensed Product, provided, however, that such meetings shall occur no more than once per calendar year unless the parties agree, in writing, to meet more often. OGS and NeoGenesis shall each be responsible for its own expenses incurred in connection with attending such meetings.

3. LICENSE; PROPRIETARY RIGHTS

3.1 Grant of License. (a)  Subject to the terms and conditions of this Agreement, including the payment of all applicable fees, NeoGenesis hereby grants to OGS, and OGS hereby accepts, an exclusive, worldwide, right and license, within the Territory and within the Field, to use the NeoGenesis Know-How and NeoGenesis Patent Rights and NeoGenesis’s undivided interest in any Program Intellectual Property that is jointly owned by NeoGenesis and OGS pursuant to the provisions of Section 3.2, as embodied in or related to any Designated Compound(s) (collectively, the Licensed Technology), to (i) research, develop, make, have made and use such Designated Compound to develop Licensed Products and (ii) to make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import and export Licensed Product. OGS may grant sublicenses of its rights under this Section 3.1; provided that OGS: (1) obtains each sublicensee’s written agreement to be subject to obligations at least

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equivalent to those that OGS is subject to under Sections 2.10, 2.11, 3.1(c), 3.2, 4.5, 4.7, 4.7A, 4.8, 5.2 and 8.3(c) (last sentence) of this Agreement, (2) uses reasonable endeavours to obtain each sublicensee’s written agreement to be subject to obligations at least equivalent to those that OGS is subject to under Sections 7.2(b), 7.3(b) and 7.4 of this Agreement and (3) shall remain responsible for the performance of all of its obligations under this Agreement, whether such obligations are performed by OGS, its Affiliates or any of its sublicensees.

(b) The license granted under this Section 3.1 shall be treated as a license of rights to “intellectual property” (as defined in Section 101(56) of Title 11 of the United States Code, as amended (the Bankruptcy Code)) for purposes of Section 365(n) of the Bankruptcy Code. The parties agree that OGS may elect to retain and may fully exercise all of its rights and elections under the Bankruptcy Code provided, that it abides by the terms of this Agreement.

(c) OGS shall mark or have marked all containers or packages of Licensed Products that are the subject of the license granted under this Section 3.1 in accordance with the patent marking laws of the jurisdiction in which such Licensed Products are manufactured, used or sold.

3.2 Ownership Rights.

(a)(i) NeoGenesis Existing Intellectual Property. This Agreement does not convey to OGS any ownership rights in any NeoGenesis Know-How or NeoGenesis Patent Rights by implication, estoppel or otherwise except for the rights expressly granted in Section 3.1 and specifically does not convey to OGS any rights with respect to ALIS or QSCD. Title to the NeoGenesis Know-How and NeoGenesis Patent Rights shall at all times remain vested in NeoGenesis.

(a)(ii) OGS Existing Intellectual Property. This Agreement does not convey to NeoGenesis any ownership rights in any OGS Know-How or OGS Patent Rights by implication, estoppel or otherwise except for the rights expressly granted in Section 2.3. Title to the OGS Know-How and OGS Patent Rights shall at all times remain vested in OGS.

(a)(iii) Program Intellectual Property. Title to and any interest in Program Intellectual Property described in clause (c) of the Program Intellectual Property definition shall be the sole and exclusive property of OGS and is included in the definition of OGS Know-How or OGS Patent Rights, as the case may be. Title to and any interest in Program Intellectual Property described in clause (a) of the Program Intellectual Property definition shall be the sole and exclusive property of NeoGenesis and is included in the definition of NeoGenesis Know-How or NeoGenesis Patent Rights, as the case may be. Title to and any interest in Program Intellectual Property described in clause (b) of the Program Intellectual Property definition shall be jointly held by OGS and NeoGenesis. Notwithstanding any of the foregoing, Program Intellectual Property, regardless of inventorship, shall be (i) the property of NeoGenesis if such Program Intellectual Property is directly related to NeoGenesis’ proprietary mass encoded NeoMorph compound library, ALB screening technology or QSCD; and (ii) the property of OGS if such Program Intellectual Property is directly related to the Targets or the uses thereof or to OGS’s functional or secondary assays, or to the Licensed Products.

(b) Inventorship. Patent counsel mutually acceptable to the parties and selected by the Steering Committee in accordance with Section 3.3(c) shall determine inventorship of all Program Intellectual Property in accordance with U.S. patent law (and other U.S. intellectual property law) when determining whether such intellectual property is (i) OGS Know-How or OGS Patent Rights or (ii) NeoGenesis Know-How or NeoGenesis Patent Rights or (iii) if such intellectual property is Program Intellectual Property, whether Program Intellectual Property is jointly owned or is owned solely by NeoGenesis or by OGS.

(c) Retained Rights. NeoGenesis shall retain the following rights with respect to the following NeoGenesis Know-How and NeoGenesis Patent Rights:

(i) NeoGenesis shall continue to use its compound screening library to screen target proteins for other parties; provided, that during the Program Term with respect to any Target, NeoGenesis shall mask the

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Preliminary Compounds that are in the Chemotype of the Designated Compound(s) relating to such Target from the NeoGenesis NeoMorph Screening Library.

(ii) NeoGenesis shall continue to use Primary Active Compounds and Selected Compounds that are not selected as Designated Compounds, as embodied in focused/optimization libraries developed as part of the Program to support NeoGenesis patent applications outside the transactions contemplated by the Program.

(iii) NeoGenesis shall retain all rights and continue to use optimization compounds created as part of the Program but not selected as Primary Active Compounds or Selected Compounds.

(iv) NeoGenesis shall retain all rights in and continue to use compound libraries that are designed as part of the Program using QSCD or other structural information.

3.3 Disclosure; Patent Prosecution. (a)  Each of NeoGenesis and OGS shall disclose to the other the conception or reduction to practice, or the discovery, development or making of any Program Intellectual Property; such Program Intellectual Property will be added to Attachment B (and Attachment D if applicable) and will be subject to the provisions of this Agreement. Within forty-five (45) days following the date of such disclosure regarding the existence of particular Program Intellectual Property that is either (i) solely owned by NeoGenesis, but only to the extent that such Program Intellectual Property relates to the structure of any of the Selected Compounds (during the period prior to designation pursuant to Section 2.6) or Designated Compounds; or (ii) jointly owned by the parties, the Steering Committee shall confer as to the appropriate protection (if any) for such Program Intellectual Property. With respect to the Program Intellectual Property described Section 3.3(a)(i), such determination shall be made having reference to the likelihood that seeking patent protection will adversely effect future filings by OGS with respect to new chemical entities based upon such Designated Compound (or such Selected Compounds if the period for designation has not then expired). in the event that the Steering Committee is unable to reach unanimous agreement on whether patent protection should be sought, the provisions of Section 2.5(d) shall not apply and the parties agree that the dispute shall be governed by the provisions of Section 9.1.

(b) Subject only to the provisions of Section 3.3(a) above (to the extent applicable), NeoGenesis shall have the sole right, but not the obligation, to file, prosecute, and maintain each of the NeoGenesis Patent Rights throughout the Territory. OGS shall reimburse NeoGenesis for all reasonable, out-of-pocket expenses incurred by NeoGenesis for the filing, prosecution and maintenance of NeoGenesis Patent Rights that arise from Program Intellectual Property and are the subject of the exclusive license granted OGS under Section 3.1 but specifically excluding reimbursement for any costs associated with NeoGenesis Patent Rights in existence at the Effective Date including, without limitation, ALIS or QSCD or other NeoGenesis Patent Rights that are not the subject of such exclusive license. If any NeoGenesis Patent Rights that are the subject of OGS reimbursement are subsequently licensed to any other Person, NeoGenesis shall collect patent expenses from such third party and reimburse OGS a proportionate amount of the patent expenses that OGS previously funded, with such proportionate amount being determined with reference to the aggregate number of licensees of such NeoGenesis Patent Rights. OGS shall not be required to reimburse NeoGenesis with respect to any patent costs concerning the NeoGenesis Patent Rights that are the subject of the exclusive license granted OGS under Section 3.1; provided, that OGS’s license shall exclude any intellectual property rights that are the subject of such action (e.g., patent coverage in a particular country) unless and until OGS reimburses NeoGenesis for such costs. NeoGenesis shall promptly invoice OGS for all reasonable expenses incurred in relation to these activities. In the event that NeoGenesis elects not to file for patent protection under the NeoGenesis Patent Rights or elects not to prosecute or maintain a patent or patent application under the NeoGenesis Patent Rights (hereafter Rejected Rights) it shall notify OGS of such decision at least forty-five (45) days prior to the due date of any action or payment due. OGS shall have the right, but not the obligation to assume the responsibility therefor then at its own cost and expense. In the event that OGS elects to assume responsibility for the prosecution and maintenance of Rejected Rights, such Rejected Rights shall automatically be removed from the scope of the exclusive license granted under Section 3.1. NeoGenesis shall keep OGS currently advised as to the status of all patents and patent applications with respect to the NeoGenesis Patent Rights and shall supply OGS promptly with copies of all patents, patent applications, substantive patent office actions, substantive responses received or filed in connection with such applications. OGS may itself or through its attorney offer comments and suggestions with respect to the matters that are the subject of this Section 3.3(b) and NeoGenesis agrees to consider such comments and suggestions in good faith. Any differences between NeoGenesis and OGS

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with respect to preparation, filing, prosecution, issuance and maintenance matters will be discussed and resolved to their mutual satisfaction using the procedures specified in Section 9.1, if necessary.

(c) Subject only to the provisions of Section 3.1(a) above, OGS and NeoGenesis, acting through the Steering Committee, shall select and retain patent counsel mutually acceptable to each of them for the purpose of preparing, filing, prosecuting, issuing and maintaining appropriate patent applications concerning jointly owned Program Intellectual Property. The parties, acting in consultation, shall be responsible for the preparation, filing (including foreign filing decisions), prosecution and maintenance of such patent applications and patents relating to jointly owned Program intellectual Property. The parties shall ensure that patent counsel provides each party with copies of documents relevant to the same and each party shall have the opportunity to review and comment on patent decisions made by patent counsel. Any differences between NeoGenesis and OGS with respect to preparation, filing, prosecution, issuance and maintenance matters will be discussed and resolved to their mutual satisfaction using the procedures specified in Section 9.1, if necessary; provided, that if any disagreement regards the costs associated with a particular proposed action, OGS may assume responsibility for such costs and the requirement that the parties mutually agree upon resolution of the matter shall not apply. OGS shall be responsible for all expenses associated with the preparation, filing, prosecution, issuance and maintenance of patents or other intellectual property protection for jointly owned Program intellectual Property; provided, that in the event that OGS elects not to pursue a particular action with respect to which the parties disagree regarding costs, NeoGenesis shall have the right to assume such costs and to have such action taken; provided further that OGS’s license shall exclude any intellectual property rights that are the subject of such action (e.g., patent coverage in a particular country) unless OGS reimburses NeoGenesis for the costs of such action.

(d) OGS shall have the sole right, but not the obligation, to file, prosecute, and maintain, at OGS’s sole expense, each of the OGS Patent Rights throughout the Territory.

3.4 Enforcement. (a)  NeoGenesis shall be solely responsible for defense and enforcement of NeoGenesis Know-How and NeoGenesis Patent Rights but excluding Licensed Technology within the Territory unless legal proceedings with respect to such Licensed Technology also materially affect intellectual property rights of NeoGenesis that relate to other then active NeoGenesis research, development or commercialization programs. OGS shall be solely responsible for the defense and enforcement of OGS Know-How and OGS Patent Rights.

(b) Except as otherwise provided in Section 3.4(a), OGS shall have the first option to pursue any enforcement or defense of Licensed Technology within the Territory; provided, that OGS pays all costs and expenses related to the same, keeps NeoGenesis reasonably informed of its progress and provides NeoGenesis with copies of any material documents related to such proceedings and reasonable notice of all proceedings relating to same. OGS’s costs in prosecuting such matters shall be subject to reimbursement in accordance with Section 3.4(d). OGS shall notify NeoGenesis of its decision to exercise its right to enforce Licensed Technology as soon as possible, but not later than ninety (90) days following its discovery or receipt of notice of the alleged infringement.

(c) if OGS does not exercise its option to enforce or defend any Licensed Technology or (within ninety (90) days of commencing to prosecute any enforcement or defense action) OGS and NeoGenesis have not otherwise agreed not to pursue such infringement for business reasons, and OGS (i) has not persuaded the alleged infringer to desist, (ii) is not diligently pursuing an infringement action or diligently defending the validity or enforceability of Licensed Technology at issue, as determined by NeoGenesis in its reasonable discretion, or (iii) has not provided NeoGenesis with evidence of bona fide negotiations of an acceptable sublicense agreement with the alleged infringer, then NeoGenesis shall have the right to pursue the alleged infringer or take control of any action initiated by OGS at NeoGenesis’s own expense. In any such case, OGS will substitute NeoGenesis as party plaintiff for purposes of pursuing any alleged infringer.

(d) Any recovery of damages with regard to Licensed Technology in any suit handled by one party pursuant to Section 3.4(b) or Section 3.4(c) shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the litigant relating to the suit or settlement thereof. The balance, if any remaining after the litigant has been compensated for expenses shall be paid (1) one hundred percent (100%) to NeoGenesis if NeoGenesis is the prosecuting party or (2) one hundred percent (100%) to OGS if OGS is the prosecuting party; provided that (i) any recovery of ordinary damages based upon infringement of Licensed Technology shall be deemed to be Net Sales and OGS shall pay NeoGenesis an amount calculated in accordance with Section 4.4 to reimburse NeoGenesis for

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royalties due in respect of lost sales of Licensed Products represented by such ordinary damages; and (ii) the allocation described in Section 3.4(d)(i) shall not apply as to special or punitive damages. If the parties jointly participate (other than the assistance that each party is required to provide to the litigating party pursuant to Section 3.4(b) or Section 3.4(c), as the case may be, and for which it has been reimbursed) in prosecuting legal proceedings relating to infringement of the Licensed Technology, any damages and costs received in any proceedings or by way of settlement shall be shared by the parties as follows: (A) the actual costs and expenses of all suits brought by either party shall be reimbursed, first to the filing party and then to the participating party; and (B) any remaining damages shall be split fifty percent (50%) to NeoGenesis and fifty percent (50%) to OGS. No settlement, or consent judgment or other voluntary final disposition of any suit regarding Licensed Technology may be entered into without the consent of the other party, which consent shall not be unreasonably withheld.

(e) Notwithstanding the provisions of Section 3.4(b), in the event that a declaratory judgment action alleging invalidity or non-infringement of any of the patents within Licensed Technology that are within NeoGenesis Patent Rights but are not within jointly owned Program Intellectual Property, NeoGenesis shall have the first option, within ninety (90) days after notification of same, to assume defense of the action concerning its own technology at its expense, but OGS shall be entitled to participate in such action, at its own expense.

(f) In any infringement suit as either party may institute to enforce Licensed Technology, or in any declaratory judgment action alleging invalidity or non-infringement of any Licensed Technology brought against NeoGenesis or OGS, the other party shall, at the request and expense of the party initiating or defending the suit or action, cooperate and assist in all reasonable respects, including being named as a party if necessary, having its employees testify when requested and making available relevant records, papers, information, specimens and the like.

(g) Notwithstanding any provisions of Section 3.4 to the contrary, each party shall immediately give written notice to the other of any certification of which it becomes aware filed pursuant to the Waxman-Hatch Act (21 U.S.C. §355(b)(2)(A), or §355(j)(2)(A)(vii)), or any amendment or successor statute thereto, at least fourteen (14) days prior to expiration of the forty five (45) day period set forth in 21 U.S.C. §355(c)(3)(c) (or any amendment or successor statute thereto), then OGS shall have the right to bring such an infringement action, in its sole discretion and at its own expense, in its own name and/or in the name of NeoGenesis. Any recoveries obtained (by settlement or otherwise) by either party as a result of any proceeding against a third party infringer brought under this Section 3.4(g) shall first be used to reimburse each party for all litigation costs in connection with such proceeding paid by that party and second, any remainder shall be paid (x) one hundred percent (100%) to NeoGenesis if NeoGenesis is the prosecuting party or (y) one hundred percent (100%) to OGS if OGS is the prosecuting party; provided that (i) any recovery of ordinary damages based upon infringement of Licensed Technology shall be deemed to be Net Sales and OGS shall pay NeoGenesis an amount calculated in accordance with Section 4.4 to reimburse NeoGenesis for royalties due in respect of lost sales of Licensed Products represented by such ordinary damages; and (ii) the allocation described in Section 3.4(g)(i) shall not apply as to special or punitive damages. If OGS or its sublicensee initiate suit pursuant to this Section 3.4(g), it will promptly notify NeoGenesis.

4. PRICING; PAYMENT

4.1 Equity Purchase. XXXXX

4.1A Initial Payment. In consideration of the rights granted to it pursuant to this Agreement and for NeoGenesis agreeing to provide the services more particularly set out in this Agreement, OGS will pay to NeoGenesis the sum of XXXXX within fifteen (15) days of the Effective Date.

4.1B Bonus Payment. OGS agrees to pay to NeoGenesis the sum of XXXXX upon provision to OGS by NeoGenesis of the Selected Compounds against the XXXXX Target. Such payment shall be made within thirty (30) days of notification of such completion by NeoGenesis.

4.2 FTE based R&D Funding. The Steering Committee shall agree upon the number of NeoGenesis FTEs to be assigned to the conduct of the Program in each calendar year (subject to a maximum of sixteen (16) FTEs). Such staffing level shall be established prior to the commencement of each year of the Program and shall equal sixteen (16) FTEs for the initial year of the Program. OGS shall provide NeoGenesis with funding for the budgeted FTEs

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for each ear of the Program at an annual rate of XXXXX per FTE, it being understood that the expected annual funding obligation shall equal XXXXX FTEs during each year of the Program but that the number of FTEs during the initial year of the Program may be less than XXXXX and that the budgeted number of FTEs in subsequent years of the Program will exceed XXXXX FTEs that the aggregate FTE funding obligation during the thirty six (36) month funding period equals XXXXX FTEs. Payment under this Section 4.2 shall be made by OGS quarterly in advance; provided, that the initial installment will be paid within thirty (30) days of the Effective Date. If in any quarterly funding period, actual expenditures by NeoGenesis with respect to FTEs exceed the amount budgeted for the period, the overrun will be carried forward for the next period and paid for from the next payment(s); provided, that OGS payment obligations for any year of the Program shall not exceed the budgeted amount for such year unless OGS has agreed to fund additional FTE work beyond that budgeted for such year by means of a written amendment to such budget approved in writing by the parties. if in any period actual expenditures are less than the amount budgeted for the period, the underrun may be applied to the expenses of the subsequent periods by NeoGenesis but shall not reduce the amount due NeoGenesis from OGS for the subsequent period(s). In addition, should OGS require NeoGenesis to conduct any lead optimisation services in respect of any Designated Compound, the parties shall meet to discuss the terms upon which NeoGenesis would be willing to provide such services.

4.2B Treatment of Funds. NeoGenesis shall monitor expenditures, in accordance with its corporate policies, to ensure that the funds provided by OGS are spent in accordance with this Agreement. NeoGenesis shall keep and maintain adequate books and records to furnish complete and accurate information to OGS regarding calculation of the amounts expended by NeoGenesis on the Program according to the provisions of this Agreement. During the Program Term and for three (3) years following the expiration of the Program Term, NeoGenesis shall permit OGS to examine such books and records during normal business hours, upon thirty (30) clays notice to NeoGenesis. Upon the expiry of the three (3) year period, the calculation of the amounts expended on each year of the Program shall be binding and conclusive upon the parties and NeoGenesis shall be released from any further accountability with respect to the Program.

4.3 Milestones.

(a) OGS will pay NeoGenesis milestone payments in respect of the first ten (10) Licensed Products as specified below:

(i)

Within thirty (30) days following the date on which the first administration or dosing of any Licensed Product occurs in the first Phase I Clinical Trial relating to such Licensed Product, OGS will pay NeoGenesis two hundred and fifty thousand United States dollars (US$250,000). Phase I Clinical Trials means any human clinical trials, the principal purpose of which is a preliminary determination of safety of a Licensed Product for its intended use in healthy individuals or patients to support its continued testing in similar clinical trial prescribed by the relevant Regulatory Authorities.

(ii)

Within thirty (30) days following the date on which the first administration or dosing of any Licensed Product occurs in the first Phase II Clinical Trials relating to any Licensed Product, OGS will pay NeoGenesis two hundred and fifty thousand United States dollars (US$250,000). Phase II Clinical Trials means any human clinical trials for which a Primary Endpoint is a preliminary determination of safety, biological activity, efficacy or dose ranges in patients with the disease target being studied (as specified in the Field specified by OGS at the time it submits such Target pursuant to Section 2.1) as required by the relevant Regulatory Authorities. Primary Endpoint means, with respect to a Phase Clinical Trial, the point at which positive statistical significance has been achieved with respect to the primary endpoint specified in the protocol for such trial.

(iii)

Within thirty (30) days following the date on which the first administration or dosing of any Licensed Product occurs in the first Phase III Clinical Trials relating to such Licensed Product, OGS will pay to NeoGenesis two hundred and fifty thousand dollars (US$250,000). Phase Ill Clinical Trials means a human clinical trial the principal purpose of which is to establish safety and efficacy of a Licensed Product in patients with the disease target being studied (as specified in the Field specified by OGS at the time it submits such Target pursuant to Section 2.1) as required by the relevant Regulatory Authorities.

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(iv)

Within thirty (30) days following the date on which OGS submits a NDA covering any Licensed Product with the FDA, or makes a comparable filing with regulatory authorities in another Major Country, OGS will pay NeoGenesis one million United States dollars (US$1,000,000).

(v)

Within thirty (30) days following the date on which OGS receives a NDA approval or equivalent Regulatory Approval from the FDA permitting the manufacture and sale of a Licensed Product or a comparable Regulatory Approval for another Major Country, OGS will pay NeoGenesis two million five hundred thousand United States dollars (US$2,500,000).

(b) OGS will pay NeoGenesis milestone payments in respect of any subsequent Licensed Products (not falling within the provisions of Section 4.3(a) above) as specified below:

(i)

Within thirty (30) days following the date on which OGS submits a NDA covering any Licensed Product with the FDA, or makes a comparable filing with regulatory authorities in another Major Country, OGS will pay NeoGenesis one million five hundred thousand United States dollars (US$1,500,000).

(ii)

Within thirty (30) days following the date on which OGS receives a NDA approval or equivalent Regulatory Approval from the FDA permitting the manufacture and sale of a Licensed Product or a comparable Regulatory Approval for another Major Country, OGS will pay NeoGenesis two million seven hundred and fifty thousand United States dollars (US$2,750,000).

(c) On the date any one milestone with respect to a Licensed Product is achieved, all lower numbered unachieved milestones shall be deemed to have been achieved with respect to that Licensed Product; provided that with respect to the milestone specified in Section 4.3(a)(ii), no payment of such milestone amount shall be due upon the achievement of the milestone specified in Section 4.3(a)(iii) if Phase II Clinical Trials are not required but such milestone shall be paid upon the achievement of the milestone specified in Section 4.3(a)(iv).

4.4 Royalties. Not later than forty-five (45) days following each March 31, June 30, September 30 and December 31 (each such 13-week period, a Calendar Quarter) commencing with the First Commercial Sale of Licensed Products in any country, OGS shall pay to NeoGenesis royalties by country for the most recent Calendar Quarter then ended, equal to:

(i)        one percent (1%) of Net Sales if NeoGenesis is not instructed to conduct lead optimization activities with regard to the relevant Licensed Product; or

(ii)        two percent (2%) of Net Sales if NeoGenesis is instructed to conduct lead optimization activities with regard to the relevant Licensed Product.

4.4A Sublicense Fees and Royalties. (a)  In the event that OGS sublicenses the development and commercialization of a Licensed Product to a third Person, OGS shall pay NeoGenesis (i) twenty percent (20%) of any sublicense fees, milestone payments or other consideration (excluding royalties) received by OGS during the term of such sublicense, if NeoGenesis does not perform lead optimisation activities with regard to the applicable Licensed Product; and (ii) thirty percent (30%) of any sublicense fees, milestone payments or other consideration (excluding royalties) received by OGS during the term of such sublicense if NeoGenesis does perform lead optimisation activities with regard to the applicable Licensed Product; provided, that the aggregate consideration paid to NeoGenesis in respect of each Licensed Product that is the subject of such sublicense shall not exceed four million two hundred and fifty thousand United States dollars (US$4,250,000). Equity purchases of OGS securities by a sublicensee shall not be considered to be sublicense fees provided that fair and commercially reasonable sublicense fees are collected in conjunction with such transactions.

(b) In the event that OGS sublicenses the development and commercialization of a Licensed Product to a third Person, OGS shall pay NeoGenesis (i) twenty percent (20%) of any royalties received by OGS during the term of such sublicense, if NeoGenesis does not perform lead optimisation activities with regard to the applicable Licensed Product; and (ii) thirty percent (30%) of any royalties received by OGS during the term of such sublicense

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if NeoGenesis does perform lead optimisation activities with regard to the applicable Licensed Product; provided, that the royalty rate due on sublicensee sales of Licensed Products shall not exceed (1) one percent (1%) of such sublicensee’s Net Sales of Licensed Products in cases where NeoGenesis does not perform lead optimisation activities with regard to the applicable Licensed Product or (2) two percent (2%) of such sublicensee’s Net Sales of Licensed Products in cases where NeoGenesis does perform lead optimisation activities with regard to the applicable Licensed Product.

4.4B Royalty Stacking. if OGS obtains one or more licenses under patents owned by a third party to avoid infringement by any Licensed Product of such third party patent(s), OGS may, beginning from the date of such third party license, deduct fifty percent (50%) of the amount of royalties paid to such third party on sales of Licensed Product under such licenses, provided that: (i) such infringement is primarily due to the Designated Compound as licensed by NeoGenesis and not related to changes or additions to the Designated Compound made by a party other than NeoGenesis and (ii) such deductions reduce by no more than fifty percent (50%) the royalties otherwise due NeoGenesis under Section 4.4 with respect to such Licensed Product.

4.5 Royalty Term. OGS shall pay any royalties due with respect to each Licensed Product on a country by country basis until the date which is the later of (i) the expiration or revocation or complete rejection of the last to expire or to be revoked or to be completely rejected of any NeoGenesis Patent Right covering such Licensed Product in the country in which the Licensed Product is Commercialized, or (ii) if no NeoGenesis Patent Right exists in the relevant country covering the Commercialization of the relevant Licensed Product, until ten (10) years from the First Commercial Sale of such Licensed Product in the country in which the Licensed Product is Commercialized (Royalty Term). Upon expiry of the Royalty Term, OGS’s license under Section 3.1 shall be deemed to be fully paid and OGS shall be able to continue Commercialization of the relevant Licensed Product in the relevant country(ies) without any further liability to NeoGenesis.

4.5A Samples and Donations. No royalties shall accrue on the disposition of Licensed Product at cost or without charge by OGS as (a) samples (promotion or otherwise) or as donations (to non-profit institutions or government agencies for a non-commercial purpose) or (b) for clinical studies or (c) as donations (to non-profit institutions or government agencies for clinical purposes) of Licensed Product. Such dispositions by OGS shall not be included in the determination of Net Sales but shall be recorded in the royalty report to be submitted pursuant to Section 4.7A.

4.6 Remittance. (a)  All royalties and milestone payments required under this Section 4 shall be payable in full in the United States in United States Dollars, regardless of the countries in which sales are made. For the purpose of computing Net Sales for which a currency other than United States Dollars is received, such currency shall be converted into United States Dollars at the simple average of all Mondays’ exchange rate for buying United States Dollars set forth in The Wall Street Journal for the calendar quarter in which such sales were made.

(b) In the event that any payment due to NeoGenesis under this Agreement is not made when due, NeoGenesis shall be entitled, but not obliged, to demand interest on the amount due, which interest shall accrue beginning on the fifteenth (15th) day following the final date on which such payment was due, calculated at the annual rate equal to two percent (2%) above the prime interest rate reported in the Wall Street Journal for the due date, calculated from the due date until paid in full. Such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of NeoGenesis to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

(c) If at any time legal restrictions imposed by any national authority prevent the conversion of the local currency and such currency cannot be removed from such country such that prompt remittance by OGS of any royalties owed by OGS to NeoGenesis in respect of sales in such country is prevented, the parties shall consult with a view to finding a prompt and acceptable solution, and OGS shall make payment through any lawful means or methods that may be available as NeoGenesis shall reasonably request at no additional out-of-pocket expense to OGS Notwithstanding the foregoing, if royalties in any country cannot be remitted to NeoGenesis for any reason within three (3) month after the end of the relevant Calendar Quarter, then OGS shall pay NeoGenesis in the local currency of such country by deposit of the relevant royalties in a bank account in such country designated by NeoGenesis.

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4.7 Retention of Records. OGS, its Affiliates and sublicensees shall keep and maintain for a period of at least three (3) years from the date of each payment of royalties, records (prepared in accordance with United Kingdom Generally Accepted Accounting Principles, consistently applied) sufficient to determine the amounts of Net Sales and payments due under Section 4.3. Upon the expiry of the three (3) year period, the calculation of royalties payable under this Agreement in respect of such previous Calendar Quarters shall be binding and conclusive upon the parties and OGS shall be released from any further accountability with respect to such Calendar Quarters.

4.7A Royalty Reports. Within forty-five (45) days following each Calendar Quarter in which payments are due under Section 4.3, OGS shall provide NeoGenesis with a report including at least: (a) the quantities of Licensed Products that OGS, its Affiliate(s) and sublicensee(s) sold during the preceding quarter in each country in which Licensed Products or package products containing Licensed Products were sold; (b) the quantity of samples and donations disposed of during the preceding quarter; (c) the monetary amount, in the national currency of such country, of such sales; (d) actual Net Sales, by country; (e) the currency conversion rate used and U.S. dollar-equivalent of such sales; (f) the calculation of royalties thereon; and (g) the total royalties so computed and due NeoGenesis. The obligation to submit reports shall only commence upon the First Commercial Sale of a Licensed Product in a country and thereafter such reports shall be submitted to NeoGenesis whether or not any sales of Licensed Product have been made during such period. Upon delivery of the report due for the period ending December 31 of each year, OGS shall also report to NeoGenesis the aggregate royalties due NeoGenesis for the entire preceding year.

4.8 Inspection. OGS and its Affiliates shall, and OGS shall procure that its sublicensees shall, each make its records available for inspection by an independent certified public accountant appointed by NeoGenesis and reasonably acceptable to OGS during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from NeoGenesis, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales of Licensed Products in any given payment period. NeoGenesis agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for NeoGenesis to reveal such information in order to enforce its rights under this Agreement. Any person or entity conducting such audit or inspection will agree in writing with NeoGenesis to treat all records reviewed in the course of the audit or inspection as the Confidential Information of OGS under terms and conditions no less restrictive than the terms contained in Section 5.2. Save in the case of manifest error, the results of each inspection, if any, shall be binding on both parties. NeoGenesis shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any year shown by such inspection of more than five percent (5%) of the amount paid, OGS shall pay for such inspection.

4.9 Taxes. If at any time, any jurisdiction within the Territory requires OGS to withhold income taxes or other taxes from the amounts paid NeoGenesis pursuant to this Agreement and to pay the taxes for the account of NeoGenesis, OGS shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Agreement. OGS shall deliver to NeoGenesis true copies of the receipts and/or returns covering all such payments. To the extent that payments of withholding taxes made by OGS are based upon financial information provided to OGS by NeoGenesis and, to the extent that such information is incorrect or incomplete, NeoGenesis shall be liable for any fine, assessment or penalty, or any deficiency, imposed by any taxing authority in the Territory for any deficiency in the amount of any such withholding or the failure to make such withholding payment. The parties will cooperate to minimize, to the extent legally permissible, the tax liabilities related to this Agreement. Notwithstanding the foregoing, such cooperation shall not cause any adverse tax consequences to be incurred by either party which would not have been incurred under the provisions of this Agreement, including this Section 4.9.

5. CONFIDENTIALITY

5.1 Publicity. Except as is necessary to comply with applicable laws and regulations or to enforce their respective rights under this Agreement, or to a party’s legal or financial advisors, and except as otherwise agreed to by the parties in writing, the parties shall: (a) keep the material terms of this Agreement confidential; (b) agree upon the text and the exact timing of an initial public announcement relating to the transactions contemplated by this Agreement as soon as practicable after the Effective Date (such agreement not to be unreasonably withheld or delayed); and (c) agree on the text and the timing of any subsequent public announcements regarding this

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Agreement or the transactions contemplated herein. Where consent to disclosure has been previously obtained, either party shall be free to make further disclosures of such information in the same or substantially similar form without the need for any further advance approval. If this Agreement is required to be filed by either party with the Securities and Exchange Commission or an equivalent foreign Regulatory Authority, such party shall not file this Agreement with the SEC or such other Regulatory Authority without first notifying the other party and seeking confidential treatment for any provisions of this Agreement that the other party believes would disclose trade secrets, confidential commercial or financial information that would impair the value of the contractual rights represented by this Agreement or provide detailed commercial and financial information to competitors or third parties. Nothing in this Section 5.1 shall prohibit disclosure of the terms of this Agreement in the event and to the extent such disclosure is required by the SEC or such other Regulatory Authority in the event the SEC or such regulatory Authority rejects or requests modifications of an application for confidential treatment request made pursuant to this Section 5.1.

5.2 Confidentiality. (a)  Confidential Information of each party will be used by the other party solely for the purposes permitted by this Agreement. All Confidential Information will be received and held in confidence by the receiving party, subject to the provisions of this Agreement. Each party acknowledges that it will not obtain any rights of any sort in or to the Confidential Information of the other party as a result of such disclosure and that any such rights must be the subject of separate written agreement(s). Either party may only disclose the general nature, but not the specific financial terms or the fact that OGS is pursuing any Targets that are the subject of this Agreement, of this Agreement without the prior consent of the other party; provided that either party may provide a copy of this Agreement or disclose the terms of this Agreement (i) to any finance provider in conjunction with a financing transaction, if such finance provider agrees to keep this Agreement confidential, (ii) to any legal or financial advisor of such party, or (iii) in response to a subpoena or other validly issued administrative or judicial process requesting disclosure of same; provided, the party that receives such order or process provides prompt notice to the disclosing party before making any disclosure and permits the disclosing party to oppose or narrow such request for disclosure and supports any of disclosing party’s reasonable efforts to oppose such request (at disclosing party’s expense) and shall disclose the terms of this Agreement only in the event of a final judgment or administrative order requiring such disclosure, and only to the extent necessary to comply with such request.

(b) Each party will restrict disclosure of the other party’s Confidential Information to those of its directors, officers, employees, agents, representatives, consultants, Affiliates and sublicensees to whom it is necessary to disclose such Confidential Information in connection with the purposes permitted under Section 5.2(a) and provided that any agents, representatives, consultants and sublicensees are party to written agreements that contain provisions consistent with the provisions of this Section 5.2 and calculated to protect the confidentiality of the other party’s Confidential Information. Each party shall use reasonable efforts, including at least efforts fully commensurate with those employed by the party for the protection of its own Confidential Information, to protect the Confidential Information of the other party.

(c) Either disclosing party may at any time notify the receiving party that such receiving party must return to the disclosing party the disclosing party’s Confidential Information. Each party hereby agrees to, within thirty (30) days of such notification: (i) return all documents and tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the other party’s Confidential Information; and (ii) return or certify (in a writing attested to by a duly authorized officer of such party) destruction of all copies, summaries, modifications or adaptations that such party or its employees or agents have made from the materials provided by the disclosing party.

(d) Nothing herein shall prevent a receiving party from disclosing all or part of the Confidential Information as necessary pursuant to the lawful requirement of a governmental agency (including, without limitation, the FDA and other Regulatory Authorities involved in the approval or regulation of pharmaceutical products) or when disclosure is required by operation of law; provided that prior to any such disclosure to the extent permitted by law, the receiving party shall use reasonable efforts to: (i) promptly notify the disclosing party in writing of such requirement to disclose; and (ii) cooperate fully with the disclosing party in protecting against any such disclosure or obtaining a protective order.

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6. REPRESENTATIONS AND WARRANTIES.

6.1 Authorization; Enforceability. Each of OGS and NeoGenesis represent and warrant to the other that: (a) it is a corporation or limited liability company, as applicable, duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement; (b) it is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not conflict or cause a default with respect to such party’s obligations under any other agreement; (c) it has duly executed and delivered this Agreement; and (d) (i) it is authorized to disclose any and all Confidential Information made available to the other party pursuant to this Agreement; and (ii) it shall not disclose to the other party any information that is confidential or proprietary to itself or to a third party unless such information is identified as Confidential Information.

6.2 NeoGenesis Performance. NeoGenesis hereby represents and warrants to OGS that: (a) NeoGenesis shall perform the Program using qualified personnel and in a good and workmanlike manner consistent with industry standards of companies that are comparable to NeoGenesis performing similar activities under similar circumstances; and (b) as of the Effective Date, there is no agreement known to NeoGenesis to which it is a party and by which it is bound that would conflict with or be breached by NeoGenesis granting OGS the license in Section 3.1.

6.2A Additional NeoGenesis Warranties and Representations. NeoGenesis hereby represents and warrants to OGS that as of the Effective Date NeoGenesis is unaware, without independent investigation, of any patents or trade secret rights owned or controlled by any third Person which would be infringed by the NeoGenesis Patent Rights or the NeoGenesis Know-How or the performance by NeoGenesis of the services contemplated by this Agreement.

6.3 Disclaimer. (a) EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN SECTIONS 6.1-6.2A, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED (WHETHER WRITTEN OR ORAL), INCLUDING, WITHOUT LIMITATION ANY WARRANTY AGAINST INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS, ANY WARRANTY OF MERCHANTABILITY OR ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE NEOMORPH SCREENING LIBRARY, THE NEOMORPH FOCUSED LIBRARIES, QSCD, THE PRELIMINARY COMPOUNDS, THE PRIMARY ACTIVE COMPOUNDS, THE SELECTED COMPOUNDS, THE DESIGNATED COMPOUNDS, THE TARGETS, THE LICENSED PRODUCTS, THE NEOGENESIS KNOW-HOW, THE OGS KNOW-HOW, THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE NEOGENESIS PATENT RIGHTS OR THE OGS PATENT RIGHTS, OR SUCH PARTY’S OBLIGATIONS UNDER THIS AGREEMENT.

(b) THE REPRESENTATIONS AND WARRANTIES OF EACH OF NEOGENESIS AND OGS EXTEND ONLY TO THE OTHER PARTY. NEITHER PARTY WILL BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST SUCH OTHER PARTY BY A THIRD PARTY, EXCEPT TO THE EXTENT PROVIDED IN SECTIONS 7.2-7.3.

7. RISK ALLOCATION

7.1 Limitation of Liability. EXCEPT FOR INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 5 AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 7.2-7.3 WITH RESPECT TO THIRD PARTY CLAIMS, THE AGGREGATE LIABILITY OF EITHER PARTY FOR DIRECT DAMAGES ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LIMITED TO THE AGGREGATE AMOUNT PAID TO SUCH PARTY BY THE OTHER PARTY AS OF THE DATE SUCH CLAIM IS FINALLY RESOLVED. EXCEPT FOR INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 5 AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 7.2-7.3 WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR SAVINGS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

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7.2 Infringement Indemnification. (a) Subject to the provisions of Section 7.4, NeoGenesis shall defend, indemnify and hold harmless OGS, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, members, employees, agents, successors and assigns (each, in such capacity an OGS Indemnified Party) from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney’s fees of indemnitee(s)) or liability (collectively, Losses) imposed upon them by any third party and arising from or related to a third party claim that (i) use of NeoGenesis Know-How or (ii) practice of the NeoGenesis Patent Rights by OGS in accordance with the terms of this Agreement violates or infringes the intellectual property rights of any third party. NeoGenesis shall have no liability or obligation to OGS under this Section 7.2(a) in the event and to the extent that the alleged infringement is caused by: (1) modifications, alterations, combinations or enhancements of the Designated Compounds not created by NeoGenesis, or (2) results from willful misconduct or negligent acts or omissions of an OGS Indemnified Party.

(b) Subject to the provisions of Section 7.4, OGS shall defend, indemnify and hold harmless NeoGenesis, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, successors and assigns (each, in such capacity a NeoGenesis Indemnified Party) from and against any Losses imposed upon them by any third party and arising from or related to a third party claim that (i) the R&D Program or any modifications, alterations, combinations or enhancements of the Designated Compounds; (ii) the use of the OGS Know-How, (iii) the practice of the OGS Patent Rights, (iv) the Designated Compound or any Licensed Product; or (vii) the Manufacture, development, testing, Commercialization; use or other disposition of any of the foregoing, violates or infringes the intellectual property rights of any third party. OGS shall have no obligation or liability to NeoGenesis under this Section 7.2(b) in the event and to the extent that the alleged infringement (1) is covered by Section 7.2(a) or (2) results from willful misconduct or negligent acts or omissions of a NeoGenesis Indemnified Party.

7.3 Other Claims. (a) Subject to the provisions of Section 7.4, NeoGenesis will defend, indemnify and hold harmless each OGS Indemnified Parties from and against any Losses imposed upon the OGS Indemnified Party(s) by any third party arising from or related to: (i) any material breach of the NeoGenesis’s representations and warranties under this Agreement; or (ii) any negligence or intentional misconduct by NeoGenesis (or its employees, agents or representatives) or by an Affiliate, licensee, sublicensee or agent in performing its obligations under this Agreement, including the performance of the Program. The foregoing indemnification action shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any OGS Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

(b) Subject to the provisions of Section 7.4, OGS will defend, indemnify and hold harmless each NeoGenesis Indemnified Party from and against any Losses imposed upon the NeoGenesis Indemnified Party(s) by any third party arising from or related to: (i) any material breach of OGS’s representations and warranties under this Agreement; (ii) any negligence or intentional misconduct by OGS (or its employees, agents or representatives) or by an Affiliate, licensee, sublicensee, distributor or agent of OGS in performing its obligations under this Agreement, including the performance of the R&D Program; or (iii) the labeling, packaging, package insert, other materials or promotional claims with respect to any Licensed Product or the development, testing, Manufacturing, Commercialization, use or other disposition of any Licensed Product by OGS or by an Affiliate, licensee, sublicensee, distributor or agent of OGS. The foregoing indemnification action shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any NeoGenesis Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

7.4 Procedure. To receive the benefit of indemnification under Sections 7.2 or 7.3, the Indemnified Party must (a) promptly notify the party from whom indemnification is sought (the Indemnifying Party) in writing of a claim or suit; provided, that failure to give such notice shall not relieve Indemnifying Party of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party); (b) provide reasonable cooperation (at the Indemnifying Party’s expense); and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without the Indemnified Party’s consent. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party’s written consent. The Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The Indemnified Party shall

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cooperate with Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party’s cost and expense.

8. TERM AND TERMINATION

8.1A Program Term. This Agreement shall take effect as of the Effective Date and shall remain in effect until the expiration date(s) specified in this Section 8.1, unless sooner terminated in accordance with Section 8.2. The Program will remain in effect for a period of three (3) years from the Effective Date or such longer period as is required for NeoGenesis to complete the Program in accordance with Section 2.2(b) (the Program Term), with an option by OGS to renew for an additional one (1) year period on terms and conditions, including level of support, that are mutually agreeable. OGS shall notify NeoGenesis whether OGS wishes to negotiate to extend the Program for additional periods, no later than ninety (90) days prior to termination of the initial Program Term.

8.1B Royalty Term. If the license under Section 3.1 is exercised, such license will remain in effect for the Royalty Term as specified in Section 4.5.

8.2 Termination. (a) Either party may terminate the Program with thirty (30) days notice to the other party if the other party fails to pay fees or patent expenses due under the Agreement or commits a material breach unless the nonpayment or breach is cured within the thirty (30) day notice period. In addition, NeoGenesis may suspend work pursuant to the Program with notice to OGS if OGS fails to pay NeoGenesis any amount due NeoGenesis under this Agreement.

(b) Following completion of the Program, either party may terminate the license with sixty (60) days notice if the other commits a material breach unless the breach is cured within the sixty (60)-day notice period; provided that such notice and cure period shall be reduced to thirty (30) days in the case of payment obligations.

(c) Either party shall have the right to terminate this Agreement with thirty (30) days notice if a Force Majeure condition has prevented performance by the other party for more than one hundred and twenty (120) consecutive days. The parties may also terminate this Agreement at any time upon mutual written agreement of the parties.

(d) OGS shall have the right to terminate this Agreement:

(i)        if, on the anniversary of the Project Commencement Date, OGS reasonably determines that the conduct of the Program is failing to produce successful results in respect of any of the Targets or that the scientific rationale for continuing with the Program can no longer be sustained, then OGS shall be entitled to terminate this Agreement upon the giving of thirty (30) days written notice; or

(ii)        on each anniversary of the Effective Date with ninety (90) days notice, if OGS reasonably determines that the conduct of the Program has resulted in a minimal number of Compounds being identified as potential candidates for drug development during the preceding twelve month period.

(e) NeoGenesis shall have the right to terminate this Agreement if OGS fails to make the equity investment contemplated by Section 4.1 within thirty (30) days following the Effective Date.

8.3 Effect of Termination. (a)  Upon termination (including expiration) of this Agreement: (i) NeoGenesis will terminate all tasks for the Program in progress at the date of termination in an orderly manner, as soon as practical and in accordance with a schedule agreed to by OGS and NeoGenesis; (ii) NeoGenesis shall deliver to OGS all materials developed through the termination of the Program in accordance with the schedule agreed to by the parties pursuant to Section 8.3(a); (iii) OGS shall pay NeoGenesis any monies due and owing NeoGenesis up to the time of termination, for services actually performed (including all work-in process (if any) pursuant to the last sentence of Item 7 or the last sentence of Item 8 of Attachment A); and (iv) within thirty (30) days following termination (including expiration) of this Agreement, NeoGenesis shall deliver to OGS a reasonably-detailed written report describing the results of the research performed up to the date of such termination. In addition, if OGS terminates this Agreement in accordance with Section 8.2(d) at any time prior to the second anniversary of the Effective Date,

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NeoGenesis shall have the right to repurchase from OGS within three (3) months following such termination, all shares of NeoGenesis XXXXX purchased by OGS (as contemplated by Section 4.1), such repurchase to be at a price per share equal to XXXXX as proportionately adjusted in the event that NeoGenesis effects a stock split, stock combination or stock dividend. In addition, if NeoGenesis terminates this Agreement pursuant to Section 8.2(e) or Section 9.6, NeoGenesis shall refund to OGS any funding received prior to the date of such termination except to the extent such funding was used to fund services actually performed prior to such termination.

(b) Upon termination (including expiration) of this Agreement each party shall return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pertaining, referring or relating to the Confidential Information of the other party.

(c) The licenses granted by NeoGenesis under Section 3.1 shall survive any expiration or termination of the Program or this Agreement with respect to any Designated Compound or Licensed Product for which the applicable service fees and milestone fees and royalties have been paid (when due in accordance with the terms of this Agreement) and OGS shall continue to have the right to develop, have developed, make, have made, use, distribute, offer for sale, import, export and sell Licensed Products relating to such Designated Compounds; provided that OGS continues to pay NeoGenesis milestone fees and royalties as required by Sections 4.2 and 4.3 and complies with Sections 4.4-4.7. The licenses granted under Section 3.1 shall not survive termination or expiration with respect to Designated Compounds or Licensed Products for which OGS has not made payment in accordance with this Agreement and shall immediately terminate with respect to any Designated Compound or Licensed Product for which the applicable service fees and milestone fees are not timely paid (should such payment become due after termination of this Agreement or for any Licensed Product for which OGS fails to pay NeoGenesis milestone fees and royalties as required by Sections 4.2 and 4.3 or fails to comply with Sections 4.4-4.7. In the event the license granted to OGS under Section 3.1 terminates for any reason, each of OGS’s sublicensees at such time shall continue to have the rights and license set forth in their sublicense agreements, provided such sublicensee agrees in writing that NeoGenesis is entitled to enforce all relevant provisions directly against such sublicensee.

(d) Except as otherwise provided herein, neither party shall be liable to the other party for any compensation or damages by reason of termination of this Agreement in accordance with this Section 8.

(e) Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of any termination. OGS’s liability for any charges, payments or expenses due to NeoGenesis that accrued prior to the termination date shall not be extinguished by termination, and such amounts (if not otherwise due on an earlier date) shall be immediately due and payable on the termination date.

8.4 Survival. Sections 1, 2.6, 3.2, 3.3 and 4-9 shall survive any termination or expiration of this Agreement.

9. GENERAL PROVISIONS.

9.1 Issue Resolution. (a)  The parties shall use their best efforts to resolve any controversy or dispute that arises under or relates to this Agreement through good faith discussions. The parties shall initiate such discussions using the following procedure. Either party shall notify the other party of the nature of the controversy or dispute, providing sufficient detail to permit the other party to understand same (a Dispute Notice). The representatives of the parties shall meet within 30 days after the date that the non-sending party receives the Dispute Notice to attempt to reach an agreement about the nature of the dispute and a resolution of the dispute. If they are unable to resolve the dispute within 60 days after their meeting, and do not agree to extend the time period for resolving the dispute, or if the terms and conditions of the resolution or settlement of the dispute are breached, the dispute shall be resolved by arbitration pursuant to the provisions of Section 9.1(b). Pending resolution of any dispute covered by this Section 9.1, both parties will continue their performance under this Agreement including, without limitation, the payment of all amounts due to the other party that are not in dispute.

(b) Except in the case of a breach of Section 3.2 or Section 5.2, any claim, dispute, or controversy arising out of or relating to this Agreement that is not resolved in accordance with the provisions of Section 9.1(a) within the time period specified in Section 9.1(a) will be submitted by the parties to arbitration in accordance with the terms of Section 9.1(b)-(d); provided, that actions by either party seeking equitable or declaratory relief may be

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brought in court without resort to any of the provisions of Section 9.1(b)-(e). This agreement to arbitrate shall continue in full force and effect despite the expiration, rescission or termination of this Agreement.

(c) Any arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the International Chamber of Commerce (ICC) under the rules then in effect for the ICC, as such rules may be modified by this Agreement or by agreement of the parties. Any such arbitration shall be conducted in New York City by one arbitrator. Each party irrevocably and unconditionally (i) consents to the jurisdiction of any such proceeding and waives any objection that it may have to personal jurisdiction or the laying of venue of any such proceeding; and (ii) knowingly and voluntarily waives its rights to have disputes tried and adjudicated by a judge and jury except as otherwise expressly provided herein. The parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable. The parties will attempt to agree upon a mutually acceptable arbitrator within 30 days of receipt of the notice of intent to arbitrate. If the parties are unable to agree upon a single arbitrator within such 30-day period or any extension of time which is mutually agreed upon, three (3) arbitrators shall be used, one selected by each party within ten (10) days after the conclusion of the 30-day period and a third selected by the first two within ten (10) days thereafter. Unless the parties agree otherwise, they shall be limited in their discovery to directly relevant documents. Responses or objections to a document request shall be served twenty (20) days after receipt of the request. The arbitrator(s) shall resolve any discovery disputes. It is understood that the parties may (but are not required to) submit disputes concerning any breach of Section 3.2 or Section 5.2 to arbitration in accordance with this Section 9.1. Nothing herein shall prevent the parties from settling any dispute by mutual agreement at any time.

(d) Notwithstanding any provision of this Section 9.1 to the contrary, in the event of a dispute between the parties relating to matters that are the subject of section 3.3, the arbitration shall be performed by a single arbitrator selected by the parties in accordance with Section 9.1(c) or by the ICC in the event that the parties are unable to select a mutually acceptable arbitrator and such arbitrator shall be a lawyer specialized in patent law and admitted to practice in New York who is a partner or full member of a law firm which has not been retained by or perforated services for either party during the three (3) year period prior to the date of alternative dispute resolution initiation.

(e) The arbitrator(s) shall apply the substantive laws of New York when construing this Agreement and attempting to resolve any dispute relating to the transactions contemplated by this Agreement, without regard for any choice or conflict of laws rule or principle that would result in the application of the substantive law of any other jurisdiction. The arbitration shall be of each party’s individual claims only, and no claim of any other party shall be subject to arbitration in such proceeding. Except as otherwise required by law, the parties and the arbitrator(s) shall maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

(f) The arbitrator(s) shall not have the authority to award exemplary or punitive damages, and the parties expressly waive any claimed right to such damages. The arbitrator(s) shall have the authority to award actual money damages (with interest on unpaid amounts from the date due) and may grant equitable relief as is just and provided by the ICC Rules, in each case except as specifically provided to the contrary herein The costs and expenses of the arbitration, but not the costs and expenses of the parties, shall be shared equally by the parties. Any award rendered by the arbitrator(s) shall be final and binding upon the parties. Judgment upon the award may be entered in any court of competent jurisdiction. If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award.

9.2 Governing Law. This Agreement shall be governed and construed in accordance with the internal, substantive laws of the State of New York (except for Section 5-1401 of the New York General Obligations Law) to the exclusion of any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Notwithstanding the foregoing, the parties (and the arbitrators) shall use United States (Federal) patent and copyright laws for purposes of governing and construing Sections 3.2-3.4 of this Agreement. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

9.3 Amendment and Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing

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signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

9.4 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between OGS and NeoGenesis do not constitute a partnership, joint venture, franchise, agency or contract of employment. Neither party is granted, and neither party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party or its Affiliates. NeoGenesis shall be solely responsible for compensating all its personnel and for payment of all related FICA, workers’ compensation, unemployment and withholding taxes. OGS shall not provide NeoGenesis personnel with any benefits, including but not limited to compensation for insurance premiums, paid sick leave or retirement benefits.

9.5 Assignment. Neither party may assign this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party; provided, that either party may assign this Agreement to (a) any Person to which such party transfers all or substantially all of its assets or with which such party is consolidated or merged; (b) any Person that owns a majority of the voting stock of such party; or (c) a single Person of which such party owns a majority of the voting stock; provided, further, that in each instance the assignee Person expressly assumes all obligations imposed on the assigning party by this Agreement in writing and the other party is notified in advance of such assignment and provided, further that in the event that during the Program Term: (i) the ownership or control of more than fifty percent (50%) of the voting or income interest in NeoGenesis is acquired by another pharmaceutical company that is reasonably regarded as a competitor of OGS, such determination being made with reference to the products that such pharmaceutical company then markets or for which it has made regulatory submissions with the FDA or an equivalent Regulatory Authority in another Major Country or for which it has publicly announced its intention to do either of the foregoing, or (ii) NeoGenesis merges with another such pharmaceutical company, NeoGenesis shall promptly notify OGS of the occurrence of such an event and either party shall have the right, but not the obligation, to terminate this Agreement by serving notice in accordance with the following provisions: (x) forthwith by notice in writing in the case of OGS; and (y) upon twelve (12) months notice in writing in the case of NeoGenesis (or upon expiration of the Program Term if the Program Term sooner expires).

9.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.7 Notices. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is five (5) business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one (1) business day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent (as evidenced by a successful transmission receipt or equivalent), if confirmed by certified or registered mail or overnight courier as aforesaid) to the address set forth on the signature page to this Agreement or to such other place as any party may designate as to itself by written notice to the other party.

9.8 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

9.9 Captions. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

9.10 Word Meanings. Words such as herein, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

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9.11 Entire Agreement. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by a duly authorized representative of the applicable party.

9.12 Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

9.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

9.14 Force Majeure. Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation, other than a payment obligation, created by this Agreement is caused by a Force Majeure condition, that obligation shall be suspended during the continuance of the Force Majeure condition.

9.15 Further Assurances. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives intending it to take effect as an instrument under seal as of the Effective Date.

By:	/s/ Satish Jindal	By:	/s/ Stephen Parker
Satish Jindal, President and CSO Notice Address: NeoGenesis, Inc. 840 Memorial Drive Cambridge, MA 02139, USA Phone: 617.868.1500 Fax: 617.868.1515		Stephen Parker, CFO Notice Address: Oxford GlycoSciences (UK) Limited The Forum, 86 Milton Park Abingdon, Oxon OX14 4RY, UK Phone: ++44 (0)1235 208000 Phone: ++44 (0)1235 208010

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ATTACHMENT A

Screening Program

The Program to be performed by NeoGenesis with respect to the Targets will screen compounds contained in the NeoGenesis NeoMorph Screening Library as updated from time to time by NeoGenesis (collectively, such compounds are the Compounds).

1.         OGS will provide NeoGenesis with approximately 100 nmol. of each of the purified functionally-active Target proteins for Target proteins delivered prior to October 31, 2001 and will provide NeoGenesis with approximately 20 nmol, of each of the purified functionally-active Target proteins for Target proteins delivered on or after November 1, 2001. Each Target wilt be required to be of 80% (or higher) purity (excluding micro-heterogeneity). Control experiments will be performed with each of the OGS Targets to determine screening characteristics in NeoGenesis’ ALIS protocols. Follow-up control experiments will be performed using OGS ligands (if available) to validate the retention of binding activity of the Targets. SOPs will be established for ALIS screening based on the preceding experiments. The Steering Committee will guide the selection of Compounds to be screened against each Target including through the use of CSD/QSC developed and in use at NeoGenesis.

2.         Using the SOPs, NeoGenesis will perform ALTS screening of 1,000,000-2,000,000 Compounds against each Target. The ALIS screening will be carried out to identify Target-specific Compounds with that bind to the OGS Target with binding affinities less than 10 micromolar (Kd < 10µM) (each such Compound is referred to as a Preliminary Compound).

3.         If NeoGenesis identifies a Preliminary Compound(s) for the Target and OGS is able to provide NeoGenesis with a second protein that differs from the Target but is of the same functional class of protein as the Target, NeoGenesis will screen such second protein against the Preliminary Compound(s) to determine the relative selectivity of the Preliminary Compound for the Target(s). Alternatively, if OGS is unable to deliver a second protein of the same functional class, NeoGenesis will screen an unrelated protein against the Preliminary Compound(s) to assay the specificity of the initial Preliminary Compounds.

4.         NeoGenesis will synthesize up to ten (10) discrete compounds based upon the Preliminary Compounds and subject them to ALIS for confirmation of binding to the Target(s). NeoGenesis will deliver to OGS 1.2 mg. of each of the discrete compounds. OGS will perform Target-based functional assays and/or secondary assays and will notify NeoGenesis of any active compounds (each, a Primary Active Compound) within fifteen (15) days after completion of such assays and not later than ninety (90) days after the discrete compounds are delivered by NeoGenesis. NeoGenesis will prepare a report for all Primary Active Compound(s) that details the structure(s), binding affinities, Target specificity(ies), and functional activities of such Primary Active Compound (each, an Final Target Report). NeoGenesis will prepare such report following notice from OGS of the Primary Active Compounds but may deliver a report based upon the discrete compounds if OGS does not provide notice of the Primary Active Compounds within the applicable time period. In this case, such discrete compound report will serve as the Final Target Report.

5.         If requested by the Steering Committee, NeoGenesis will provide further evaluation of Primary Active Compounds to determine the Kd value, and will perform competition experiments between such Primary Active Compounds.

6.         OGS may select up to three (3) Primary Active Compounds per Target, for further study or optimization (each, a Selected Compound). NeoGenesis will provide OGS with 5-10 mg. of up to three (3) Selected Compound(s) for further evaluation by OGS in Target-based secondary assays. In the event that OGS wishes to have NeoGenesis provide additional quantities of Selected Compounds and the work necessary to prepare such materials will exceed the budgeted FTE commitment for such period, the parties shall negotiate a separate fee for such work, which will be based upon FTE rate and which shall be billed separately by NeoGenesis.

7.         At the request of OGS, NeoGenesis will perform Kd-driven optimization on each Selected Compound identified by OGS. To perform such optimization, NeoGenesis will create NeoMorph Focused Libraries based upon

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such Selected Compounds and will perform high stringency-ALIS screening to improve Kd values to 1 micromolar or better (i.e., Kd ≤ 1µM). In the event that such work will exceed the budgeted FTE commitment for such period, the parties shall negotiate a separate fee for such work, which will be based upon FTE rate and which shall be billed separately by NeoGenesis.

8.         NeoGenesis will dedicate ALTS resources to the Program for 50 target weeks per year of screening to the Program, with the distribution of screening time per Target to be defined for each individual Target through the Steering Committee. The anticipated timeframe for the performance of the Program with respect to each Target that NeoGenesis accepts pursuant to Section 2.1 is as indicated on the diagram attached as Attachment Al to this Attachment A.

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Attachment B

Program Intellectual Property

[TO BE SUPPLIED AS DEVELOPED]

Attachment C

Targets

[TO BE SUPPLIED BY OGS AFTER FIRST STEERING COMMITTEE MEETING]

Attachment D

NeoGenesis Patent Rights

[TO BE SUPPLIED BY NEOGENESIS AS APPLICABLE]

NeoGenesis Know-How

[TO BE SUPPLIED AS APPLICABLE]

December 15, 2003	- 840 Memorial Drive Cambridge Massachusetts 02139
- phone 617-868-1500 fax 617-868-1515

Celltech R & D Limited

208 Bath Road

Slough, Berkshire, SL1 3WE

UK

This letter is delivered as required in Section 9.7 (Notices) of the Agreement by and between NeoGenesis, Inc. and Oxford GlycoSciences Limited will serve as notice that effective December 31, 2003, the collaboration between NeoGenesis Pharmaceuticals, Inc. and Oxford GlycoSciences (OGS) dated June 18, 2001 is complete and all scientific work associated with the collaboration that was to be conducted by NeoGensis is complete. Both parties agree and acknowledge that a formal notice of termination is currently being drafted but as of the effective date of this memorandum, all Obligations and commitments of NeoGenesis under the Agreement have been completed with respect to the collaboration.

By:	/s/ Henry Skinner	By:	/s/
Henry Skinner, President and CEO		Deputy CEO & Chief Financial Officer

NeoGenesis Pharmaceuticals, Inc.		Celltech R & D Limited